                                                                     EXHIBIT 2.1

================================================================================


                          AGREEMENT AND PLAN OF MERGER



                                      among



                              WESTOWER CORPORATION,


                           SPECTRASITE HOLDINGS, INC.


                                       and


                               W ACQUISITION CORP.






                           Dated as of May 15, 1999


================================================================================

                               TABLE OF CONTENTS

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RECITALS...............................................................................................  1

ARTICLE 1

THE MERGER.............................................................................................  2
     Section 1.1    The Merger.........................................................................  2
     Section 1.2    Closing............................................................................  2
     Section 1.3    Effective Time.....................................................................  2
     Section 1.4    The Articles of Incorporation......................................................  2
     Section 1.5    The By-Laws........................................................................  2
     Section 1.6    Directors of Surviving Corporation.................................................  3
     Section 1.7    Officers of Surviving Corporation..................................................  3

ARTICLE 2

EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES........................................  3
     Section 2.1    Effect on Capital Stock............................................................  3
     Section 2.2    Exchange of Certificates for Shares................................................  4
     Section 2.3    Appraisal Rights...................................................................  8
     Section 2.4    Adjustments to Prevent Dilution....................................................  8
     Section 2.5    Treatment of Stock Options.........................................................  8

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY..........................................................  9
     Section 3.1    Organization and Qualification; Subsidiaries.......................................  9
     Section 3.2    Articles of Incorporation and By-Laws.............................................. 10
     Section 3.3    Capitalization..................................................................... 10
     Section 3.4    Authority.......................................................................... 11
     Section 3.5    No Conflict........................................................................ 12
     Section 3.6    Required Filings and Consents...................................................... 13
     Section 3.7    Permits; Compliance with Law....................................................... 13
     Section 3.8    SEC Filings; Financial Statements.................................................. 14
     Section 3.9    Absence of Certain Changes or Events............................................... 15
     Section 3.10   Employee Benefit Plans; Labor Matters.............................................. 15
     Section 3.11   Tax Matters........................................................................ 17
     Section 3.12   Contracts; Debt Instruments........................................................ 17
     Section 3.13   Litigation......................................................................... 17
     Section 3.14   Environmental Matters.............................................................. 18
     Section 3.15   Intellectual Property.............................................................. 18
     Section 3.16   Taxes.............................................................................. 19


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     Section 3.18   Opinion of Financial Advisor......................................................  19
     Section 3.19   Title to Properties; Leases.......................................................  20
     Section 3.20   Brokers...........................................................................  21
     Section 3.21   Certain Statutes..................................................................  21
     Section 3.22   Information.......................................................................  21
     Section 3.23   Vote Required.....................................................................  22

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE PARENT AND MERGER SUB...........................................  22
     Section 4.1    Organization and Qualification; Subsidiaries......................................  22
     Section 4.2    Certificate of Incorporation and By-Laws..........................................  23
     Section 4.3    Capitalization....................................................................  23
     Section 4.4    Authority.........................................................................  24
     Section 4.5    No Conflict.......................................................................  25
     Section 4.6    Required Filings and Consents.....................................................  25
     Section 4.7    Permits; Compliance with Law......................................................  26
     Section 4.8    2008 Prospectus; Financial Statements.............................................  26
     Section 4.9    Nextel Tower Acquisition..........................................................  27
     Section 4.10   Employee Benefit Plans; Labor Matters.............................................  27
     Section 4.11   Tax Matters.......................................................................  28
     Section 4.12   Contracts; Debt Instruments.......................................................  28
     Section 4.13   Litigation........................................................................  28
     Section 4.14   Environmental Matters.............................................................  28
     Section 4.15   Taxes.............................................................................  29
     Section 4.16   Brokers...........................................................................  29
     Section 4.17   Information.......................................................................  29
     Section 4.18   Interim Operations of Merger Sub..................................................  30
     Section 4.19   Title to Properties; Leases.......................................................  30

ARTICLE 5

COVENANTS.............................................................................................  31
     Section 5.1    Conduct of Business of the Company................................................  31
     Section 5.2    Certain Interim Operations of the Parent..........................................  34
     Section 5.3    Other Actions.....................................................................  34
     Section 5.4    Notification of Certain Matters...................................................  34
     Section 5.5    Proxy Statement...................................................................  34
     Section 5.6    Stockholders' Meeting.............................................................  36
     Section 5.7    Access to Information; Confidentiality............................................  37
     Section 5.8    No Solicitation...................................................................  37
     Section 5.9    Employee Benefits Matters.........................................................  39
     Section 5.10   Directors' and Officers' Indemnification and Insurance............................  40


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
     Section 5.11   Letters of Accountants............................................................. 40
     Section 5.12   Reasonable Best Efforts............................................................ 40
     Section 5.13   Consents; Filings; Further Action.................................................. 41
     Section 5.14   Plan of Reorganization............................................................. 42
     Section 5.15   Public Announcements............................................................... 42
     Section 5.16   Obligations of Merger Sub.......................................................... 42
     Section 5.17   Stock Exchange Listings and De-Listings............................................ 42
     Section 5.18   Expenses........................................................................... 43
     Section 5.19   Takeover Statutes.................................................................. 43
     Section 5.20   Control of the Company's and Parent's Operations................................... 43
     Section 5.21   Affiliates......................................................................... 43
     Section 5.22   Merger Sub Charter Documents....................................................... 43
     Section 5.23   Corporate Matters.................................................................. 43
     Section 5.24   Jovin.............................................................................. 44

ARTICLE 6

CONDITIONS............................................................................................. 44
     Section 6.1    Conditions to Each Party's Obligation to Effect the Merger......................... 44
     (a)     Stockholder Approval...................................................................... 44
     (b)     Listing................................................................................... 44
     (c)     HSR Act................................................................................... 44
     (d)     Litigation................................................................................ 44
     (e)     Registration Statement.................................................................... 45
     (f)     Accountants' Letters...................................................................... 45
     Section 6.2    Conditions to Obligations of the Parent and Merger Sub............................. 45
     (a)     Representations and Warranties............................................................ 45
     (b)     Performance of Obligations of the Company................................................. 45
     (c)     Material Adverse Effect................................................................... 45
     (d)     Consents Under Agreements................................................................. 46
     (e)     Tax Opinion............................................................................... 46
     (f)     Exercise of Warrants...................................................................... 46
     (g)     Bank Consent.............................................................................. 46
     (h)     Governmental Consents..................................................................... 46
     (i)     Senior Subordinated Notes................................................................. 46
     (j)     Stockholder Loans......................................................................... 47
     (k)     Cunningham................................................................................ 47
     (l)     Cord Earn-Out............................................................................. 47
     (m)     Summit Earn-Out........................................................................... 47
     (n)     Dissenting Shares......................................................................... 47
     (o)     Post-Closing Lock-Ups..................................................................... 47
     (p)     Indentures................................................................................ 48
     Section 6.3    Conditions to Obligation of the Company............................................ 48
     (a)     Representations and Warranties............................................................ 48

                                      iii
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     (b)     Performance of Obligations of the Parent and Merger Sub................................... 48
     (c)     Material Adverse Effect................................................................... 48
     (d)     Tax Opinion............................................................................... 49

ARTICLE 7

TERMINATION............................................................................................ 49
     Section 7.1    Termination........................................................................ 49
     Section 7.2    Effect of Termination.............................................................. 50
     Section 7.3    Amendment.......................................................................... 51
     Section 7.4    Waiver............................................................................. 51
     Section 7.5    Expenses Following Termination..................................................... 51

ARTICLE 8

MISCELLANEOUS.......................................................................................... 53
     Section 8.1    Certain Definitions................................................................ 53
     Section 8.2    Non-Survival of Representations, Warranties and Agreements......................... 55
     Section 8.3    Counterparts....................................................................... 55
     Section 8.4    GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL...................................... 55
     Section 8.5    Notices............................................................................ 56
     Section 8.6    Entire Agreement................................................................... 57
     Section 8.7    No Third Party Beneficiaries....................................................... 57
     Section 8.8    Obligations of the Parent and of the Company....................................... 58
     Section 8.9    Severability....................................................................... 58
     Section 8.10   Interpretation..................................................................... 58
     Section 8.11   Assignment......................................................................... 58
     Section 8.12   Specific Performance............................................................... 58

EXHIBITS
--------

Exhibit A         Forms of Company Voting Agreements
Exhibit B         Form of Rule 145 Affiliate Agreement
Exhibit C         Form of Employment Agreement of Calvin J. Payne
Exhibit D         Form of Employment Agreement of S. Roy Jeffrey
Exhibit E-1       Form of Post-Closing Lock-up -- Calvin J. Payne
Exhibit E-2       Form of Post-Closing Lock-up -- S. Roy Jeffrey
Exhibit F-1       Additional Persons executing Post-Closing Lock-ups
Exhibit F-2       Form of Post-Closing Lock-up -- Others
Exhibit G         Form of Letter re: Board Seat/Visitation Rights

                            INDEX OF DEFINED TERMS
                            ----------------------

       Term.......................................................................Section
       ----                                                                       -------
       2008 Indenture.............................................................6.2p
       2009 Indenture.............................................................6.2p
       2008 Prospectus............................................................4.8(a)
       Acquisition Proposal.......................................................5.8(a)
       Acquisitions Canada........................................................5.24
       affiliate..................................................................8.1(a)
       Agreement..................................................................Title
       Amex.......................................................................3.6
       Articles of Merger.........................................................1.3
       Assets.....................................................................3.19(a)
       BCA........................................................................Recital (a)
       Benefit Plans..............................................................3.10(a)
       Blue Sky Laws..............................................................3.6
       business day...............................................................8.1(b)
       Call Right.................................................................5.24
       Certificate................................................................2.1(a)
       Change of Control..........................................................8.1(c)
       Claims.....................................................................3.13
       Closing....................................................................1.2
       Closing Date...............................................................1.2
       Code.......................................................................Recital (b)
       Communications Act.........................................................3.6
       Company....................................................................Title
       Company Charter Documents..................................................3.2
       Company Common Stock.......................................................2.1(a)
       Company Disclosure Letter..................................................3.1(b)
       Company Financial Advisor..................................................3.18
       Company Permits............................................................3.7
       Company Principals.........................................................Recital (c)
       Company SEC Reports........................................................3.8(a)
       Company Share..............................................................2.1(a)
       Company Shares.............................................................2.1(a)
       Company Stock Options......................................................3.3(b)
       Company Stockholders Meeting...............................................5.5(a)
       Company Subsidiaries.......................................................3.1(a)
       Company's Option Plans.....................................................3.3(b)
       Confidentiality Agreement..................................................5.7(b)
       Contracts..................................................................3.5(a)(iii)
       control....................................................................8.1(a)
       controlled by..............................................................8.1(a)
       controlling................................................................8.1(a)
       Converted Stock Option.....................................................2.5

       Term                                                                       Section
       ----                                                                       -------
       Dissenting Shares..........................................................2.3
       Effective Time.............................................................1.3
       Employment Agreements......................................................5.23
       Environmental Claim........................................................3.14(a)
       Environmental Laws.........................................................3.14(a)
       ERISA......................................................................3.10(a)
       Excess Parent Shares.......................................................2.2(d)(i)
       Exchange Act...............................................................3.6
       Exchangeable Holders.......................................................5.24
       Exchangeable Shares........................................................5.24
       Exchange Agent.............................................................2.2(a)(i)
       Exchange Ratio.............................................................2.1(a)
       Exchange Trust.............................................................2.2(d)(i)
       Excluded Company Shares....................................................2.1(a)
       Expenses...................................................................7.5(a)
       Form 10-KSB................................................................3.8(b)
       GAAP.......................................................................3.8(b)
       Governmental Entity........................................................3.6
       group......................................................................8.1(h)
       HSR Act....................................................................3.6
       including..................................................................8.1(d)
       IPO Registration Statement.................................................3.8(b)
       knowledge..................................................................8.1(e)
       Law........................................................................3.5(a)(ii)
       Lease......................................................................8.1(f)
       Liens......................................................................3.3(c)
       Material Adverse Effect on the Company.....................................3.1(a)
       Material Adverse Effect on the Parent......................................4.1(a)
       Merger.....................................................................Recital (a)
       Merger Consideration.......................................................2.1(a)
       Merger Sub.................................................................Title
       Nasdaq.....................................................................2.2(d)(i)
       Parent.....................................................................Title
       Parent Benefit Plans.......................................................4.10(a)
       Parent Charter Documents...................................................4.2
       Parent Common Stock........................................................2.1(a)
       Parent Disclosure Letter...................................................4.1(b)
       Parent Permits.............................................................4.7
       Parent Stock Options.......................................................4.3(b)
       Parent Subsidiaries........................................................4.1(a)
       Parent's Option Plan.......................................................4.3(b)
       Pending Transactions.......................................................8.1(g)
       Permitted Liens............................................................8.1(h)

       Term                                                                       Section
       ----                                                                       -------
       person.....................................................................8.1(i)
       Proxy Materials............................................................5.5(a)
       Proxy Statement............................................................5.5(a)
       Real Property..............................................................8.1(j)
       Registration Statement.....................................................5.5(a)
       Registration Statement Effective Date......................................5.5(a)
       Representatives............................................................5.7(a)(i)
       Requisite Company Vote.....................................................3.4(a)
       Rule 145 Affiliate Agreement...............................................5.21
       Rule 145 Affiliates........................................................5.21
       SEC........................................................................3.8(a)
       Securities Act.............................................................3.6
       Series A Preferred Stock...................................................4.3(a)
       Series B Preferred Stock...................................................4.3(a)
       Series C Preferred Stock...................................................4.3(a)
       Stockholder Agreements.....................................................Recital (c)
       Sub Common Stock...........................................................4.3(d)
       subsidiary.................................................................8.1(k)
       subsidiaries...............................................................8.1(k)
       Superior Proposal..........................................................5.8(a)
       Surviving By-Laws..........................................................1.5
       Surviving Charter..........................................................1.4
       Surviving Corporation......................................................1.1
       Systems....................................................................3.15(b)
       Takeover Statute...........................................................3.21
       Taxes......................................................................3.16
       Terminating Company Breach.................................................7.1(f)
       Terminating Parent Breach..................................................7.1(g)
       Termination Amount.........................................................7.5(b)
       Title IV Plan..............................................................3.10(a)
       under common control with..................................................8.1(a)
       Year 2000 Compliant........................................................3.15(b)

                                                                     EXHIBIT 2.1


                         AGREEMENT AND PLAN OF MERGER


          AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of May 15,
                                              ---------
1999, among WESTOWER CORPORATION, a Washington corporation (the "Company"),
                                                                 -------
SPECTRASITE HOLDINGS, INC., a Delaware corporation (the "Parent"), and W
                                                         ------
ACQUISITION CORP., a Washington corporation and a wholly owned subsidiary of the Parent ("Merger Sub").
         ----------

                                   RECITALS

          (a) The respective boards of directors of each of the Parent, Merger Sub and the Company have determined that it is in the best interests of their respective stockholders to combine the respective businesses of the Parent and the Company, and consequently have approved the merger of Merger Sub with and into the Company (the "Merger") and approved and adopted the Merger, in
                       ------
accordance with the Washington Business Corporation Act (the "BCA") and upon the
                                                              ---
terms and subject to the conditions set forth in this Agreement.

          (b) It is intended that, for federal income tax purposes, the Merger shall qualify as a reorganization under the provisions of Section 368(a) of Internal Revenue Code of 1986, as amended (the "Code"), and the rules and
                                                ----
regulations promulgated under the Code.

          (c) Concurrently with the execution of this Agreement, as a condition to the willingness of the Parent to enter into this Agreement, certain holders of Company Shares (the "Company Principals") are entering into one or more
                        ------------------
Stockholder Agreements with the Parent and the Company, each of which is substantially in the form attached to this Agreement as Exhibit A (the "Stockholder Agreements"), providing for, among other things, the agreement of
 ----------------------
the Company Principals to vote their respective Company Shares, and an irrevocable proxy to vote their respective Company Shares, in each case in favor of approval and adoption of this Agreement and the Merger at the Company Stockholders Meeting.

          (d) Certain terms used in this Agreement which are not capitalized have the meanings specified in Section 8.1.

          (e) The Company, the Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

          NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

                                   ARTICLE 1

                                  THE MERGER

          Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall cease. The Company shall be the surviving corporation in the Merger (sometimes referred to as the "Surviving Corporation") and shall continue
                                      ---------------------
to be governed by the laws of the State of Washington, and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The Merger shall have the effects set forth in Section 23B.11.060 of the BCA.

          Section 1.2    Closing.  The closing of the Merger (the "Closing")
                                                                   -------
shall take place (a) at the offices of Paul, Weiss, Rifkind, Wharton & Garrison, New York, New York at 10:00 A.M. on the third business day after the last to be fulfilled or waived of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement or (b) at such other place and time and/or on such other date as the Company and the Parent may agree in writing (the "Closing
                                                                         -------
Date").
----

          Section 1.3 Effective Time. As soon as practicable following the Closing, the Company and the Parent will cause Articles of Merger (the "Articles
                                                                        --------
Of Merger") to be signed, acknowledged and delivered for filing with the
---------
Secretary of State of the State of Washington as provided in Section 23B.11.050 of the BCA. The Merger shall become effective at the time when the Articles of Merger have been duly filed with the Secretary of State of the State of Washington or such other time as shall be agreed upon by the parties and set forth in the Articles of Merger and in accordance with the BCA (the "Effective
                                                                     ---------
Time").
----

          Section 1.4 The Articles Of Incorporation. The articles of incorporation of the Merger Sub in effect immediately prior to the Effective shall, from and after the Effective Time, be the articles of incorporation of the Surviving Corporation (the "Surviving Charter"), until duly amended as
                                -----------------
provided in the Surviving Charter or by applicable law.

          Section 1.5 The By-Laws. The by-laws of the Merger Sub in effect at the Effective Time shall, from and after the Effective time, be the by-laws of the

Surviving Corporation (the "Surviving By-Laws"), until duly amended as provided
                            -----------------
in the Surviving By-Laws or by applicable law.

          Section 1.6 Directors Of Surviving Corporation. From and after the Effective Time, the directors of the Surviving Corporation shall be Calvin J. Payne, Stephen H. Clark and David P. Tomick until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Charter and the Surviving By-Laws.

          Section 1.7    Officers Of Surviving Corporation.   The officers of
the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Charter and the Surviving By-Laws.


                                   ARTICLE 2

                    EFFECT OF THE MERGER ON CAPITAL STOCK;
                           EXCHANGE OF CERTIFICATES

          Section 2.1 Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company:

               (a)  Merger Consideration.  Each share (each a "Company Share"
                                                               -------------
and together the "Company Shares") of the common stock, par value $.01 per
                  --------------
share, of the Company (the "Company Common Stock") issued and outstanding
                            --------------------
immediately prior to the Effective Time (other than (x) Dissenting Shares and
(y)(i) Company Shares that are owned by the Parent, Merger Sub or any other Parent Subsidiary or (ii) Company Shares that are owned by the Company or any Company Subsidiary and in each case not held on behalf of third parties (the shares in clause (y) being collectively referred to as "Excluded Company
                                                        ----------------
Shares")) shall be converted into the right to receive and become exchangeable
------
for 1.81 shares (the "Exchange Ratio") of common stock, par value $0.001 per
                      --------------
share, of the Parent ("Parent Common Stock"), subject to adjustment as provided
                       -------------------
in Section 2.4 and subject to cash in lieu of fractional shares of Parent Common Stock, if any, pursuant to Section 2.2(d) (collectively, the "Merger
                                                              ------
Consideration"). At the Effective Time, all Company Shares shall no longer be
-------------
outstanding, shall be canceled and retired and shall cease to exist, and each certificate (a "Certificate") formerly representing any Company Shares (other
                -----------
than Dissenting Shares and Excluded Company Shares) shall thereafter represent only the right to receive the Merger Consideration and any distribution or dividend under Section 2.2(b).

               (b) Cancellation of Excluded Company Shares. Each Excluded Company Share issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder of that Excluded Company Share, no longer be outstanding, shall be canceled and retired without payment of any consideration therefor and shall cease to exist.

               (c) Merger Sub. At the Effective Time, each share of common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation, and the Surviving Corporation shall be a wholly owned subsidiary of the Parent.

          Section 2.2    Exchange of Certificates for Shares.

               (a)  Exchange Procedures.

                         (i) Letter of Transmittal. Promptly after the Effective Time, the Surviving Corporation shall cause an exchange agent selected by the Parent and reasonably acceptable to the Company (the "Exchange Agent") to mail to each holder of record of a Certificate (other
      --------------
     than Certificates in respect of Excluded Company Shares) (A) a letter of transmittal specifying that delivery shall be effected, and that risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu of Certificates) to the Exchange Agent, in a form and with other provisions reasonably acceptable to both the Parent and the Company, and (B) instructions for exchanging the Certificates for (1) certificates representing shares of Parent Common Stock, (2) cash in lieu of fractional shares, and (3) any unpaid dividends and other distributions.

                         (ii) Surrender of Certificates. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, the holder of that Certificate shall be entitled to receive in exchange (A) a certificate representing that number of whole shares of Parent Common Stock that the holder is entitled to receive under this Article 2, (B) a check in the amount (after giving effect to any required tax withholding) of (1) any cash in lieu of fractional shares plus (2) any unpaid dividends (other than stock dividends) and any other dividends or other distributions that such holder has the right to receive under the provisions of this Article 2, and the Certificate so surrendered shall immediately be canceled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates.

                       (iii) Unregistered Transferees. In the event of a transfer of ownership of Company Shares that are not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock, together with a check for any cash to be paid upon the surrender of the Certificate and any other dividends or distributions in respect of those shares, may be issued or paid to such a transferee if the Certificate formerly representing such Company Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect the transfer and to evidence that any applicable stock transfer taxes have been paid. If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the surrendered Certificate is registered, it shall be a condition of such exchange that the person requesting such exchange shall pay any transfer or other taxes required by reason of the issuance of certificates for shares of Parent Common Stock in a name other than that of the registered holder of the surrendered Certificate, or shall establish to the satisfaction of the Parent or the Exchange Agent that such tax has been paid or is not applicable.

                    (iv) No Other Rights. Until surrendered as contemplated by this Section 2.2(a), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the certificate representing shares of Parent Common Stock and any other dividend or distribution in respect of those shares and cash in lieu of any fractional shares of Parent Common Stock, as contemplated by this Section 2.2(a). All shares of Parent Common Stock, together with any cash paid under Section 2.2(b) or Section 2.2(d) issued upon the surrender for or exchange of Certificates in accordance with the terms of this Agreement, shall be deemed to have been issued in full satisfaction of all rights pertaining to the Company Shares formerly represented by such Certificates.

               (b) Distributions With Respect to Unexchanged Shares. Whenever a dividend or other distribution is declared by the Parent in respect of Parent Common Stock and the record date for that dividend or other distribution is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares issuable under this Agreement. No dividends or other distributions in respect of the Parent Common Stock shall be paid to any holder of any unsurrendered Certificate until that Certificate is surrendered for exchange in accordance with this Article 2. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be issued or paid to the holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time and a payment date on or prior to the date of issuance of such whole shares of Parent Common Stock and not previously paid, and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Parent Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender. For purposes of dividends or other distributions in respect of shares of

Parent Common Stock, all shares of Parent Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time.

          (c) No Further Transfers. After the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the records of the Company of the Company Shares that were outstanding immediately prior to the Effective Time.

          (d)  Fractional Shares.

               (i) No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle its owner to vote, to receive dividends or to any other rights of a stockholder of the Parent. Notwithstanding any other provision of this Agreement, each holder of Company Shares exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates delivered by such holder) shall receive from the Exchange Agent, in accordance with the provisions of this Article 2, a cash payment in lieu of such fractional shares of Parent Common Stock, as applicable, representing such holder's proportionate interest, if any, in the net proceeds from the sale by the Exchange Agent in one or more transactions (which sale transactions shall be made at such times, in such manner and on such terms as the Exchange Agent shall determine in its reasonable discretion) on behalf of all such holders of the aggregate of the fractional shares of Parent Common Stock, as applicable, which would otherwise have been issued (the "Excess Parent
                                                                   -------------
Shares"). The sale of the Excess Parent Shares by the Exchange Agent shall be
------
executed on the National Market System of the Nasdaq Stock Market (the "Nasdaq")
                                                                        ------
and shall be executed in round lots to the extent practicable. Until the net proceeds of such sale or sales have been distributed to the holders of Certificates, the Exchange Agent will hold such proceeds in trust (the "Exchange
                                                                        --------
Trust") for the holders of Certificates. All commissions, transfer taxes and
-----
other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with this sale of the Excess Parent Shares shall be paid by the Parent. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Certificates in lieu of any fractional shares of Parent Common Stock, the Exchange Agent shall make available such amounts to such holders of Certificates without interest. The Exchange Agent shall determine the portion of such net proceeds to which each holder of Company Shares shall be entitled, if any, by multiplying the amount of the aggregate net proceeds by a fraction the numerator of which is the amount of the fractional share interest to which such holder of Company Shares is entitled (after taking into account all Company Shares then held by such holder) and the denominator of which is the aggregate amount of fractional share interests to which all holders of Certificates representing Company Shares are entitled.

               (ii) Notwithstanding the provisions of subsection (i) of this
Section 2.2(d), the Parent may elect, at its option exercised prior to the Effective Time and in lieu of the issuance and sale of Excess Parent Shares and the making of the payments contemplated in such subsection, to pay to the Exchange Agent an amount in cash sufficient for the Exchange Agent to pay each holder of Company Shares an amount in cash equal to the product obtained by multiplying (A) the fractional share interest to which such holder would otherwise be entitled (after taking into account all Company Shares held at the Effective Time by such holder) by (B) the closing price for a share of Parent Common Stock on the Nasdaq on the first business day immediately following the Effective Time and, in such case, the Exchange Fund, all references in this Agreement to the cash proceeds of the sale of the Excess Shares and similar references shall be deemed to mean and refer to the payments calculated as set forth in this Section 2.2(d)(ii).

          (e) Termination of Exchange Period; Unclaimed Stock. Any shares of Parent Common Stock and any portion of the Exchange Fund or of dividends or other distributions with respect to the Parent Common Stock deposited by the Parent with the Exchange Agent (including the proceeds of any investments of those funds) that remain unclaimed by the stockholders of the Company 180 days after the Effective Time shall be paid to the Parent. Any former stockholders of the Company who have not theretofore complied with this Article 2 shall thereafter look only to the Parent for payment of their Merger Consideration and any dividends and other distributions issuable or payable pursuant to Section
2.1 and Section 2.2(b) upon due surrender of their Certificates (or affidavits of loss in lieu of Certificates), in each case, without any interest. Notwithstanding the foregoing, none of the Parent, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of Company Shares for any amount properly delivered to a public official under applicable abandoned property, escheat or similar laws. If any Certificates shall not have been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity), any amounts payable in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interests of any person previously entitled to those amounts.

          (f) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and the posting by such person of a bond in the form reasonably required by the Parent as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock, any unpaid dividends or other distributions and any cash payment in lieu of a fractional share in respect of that Certificate issuable or payable under this Article 2 upon due surrender of and deliverable in respect of the Company Shares represented by such Certificate under this Agreement, in each case, without interest.

          Section 2.3 Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, each Company Share that is issued and outstanding immediately prior to the Effective Time and that is held by a stockholder who has properly exercised and perfected dissenters' rights under Chapter 23B.13 of the BCA (the "Dissenting Shares"), shall not be converted into or exchangeable
              -----------------
for the right to receive the Merger Consideration, but shall be entitled to receive such consideration as shall be determined pursuant to Chapter 23B.13 of the BCA; provided, however, that if such holder shall have failed to perfect or
         --------  -------
shall have effectively withdrawn or lost its right to dissent and obtain payment under the BCA, each Company Share of such holder shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, in accordance with Section 2.1(a), and such shares shall no longer be Dissenting Shares. The Company shall give Parent (i) prompt notice of any written demands to assert dissenters' rights with respect to Company Shares received by the Company and (ii) the right to direct all negotiations and proceedings with respect to any such demands. The Company shall not, without the prior written consent of Parent, voluntarily make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.


          Section 2.4 Adjustments to Prevent Dilution. In the event that prior to the Effective Time there is a change in the number of Company Shares or of Parent Common Stock or securities convertible or exchangeable into or exercisable for Company Shares or shares of Parent Common Stock issued and outstanding as a result of a distribution, reclassification, stock split (including a reverse stock split), stock dividend or distribution or other similar transaction, the Exchange Ratio shall be equitably adjusted to eliminate the effects of that event.

          Section 2.5    Treatment of Stock Options.

                  (a) As of the Effective Time of the Merger, each Company Stock Option exercisable for shares of Company Common Stock under the Company Option Plans will be converted (as converted, a "Converted Stock Option") by
                                                 ----------------------
virtue of the Merger and without any action on the part of the holder thereof, to an option exercisable for that number of shares of Parent Common Stock equal to the product of (x) the aggregate number of shares of Company Common Stock for which such Company Stock Option was exercisable and (y) the Exchange Ratio, rounded, in the case of any Company Stock Options other than an "incentive stock option" (within the meaning of Section 422 of the Code) up, and in the case of any incentive stock option, down, to the nearest whole share, if necessary, and the exercise price per share of such Converted Stock Option shall be equal to the aggregate exercise price of such Company Stock Option immediately prior to the Effective Time divided by the number of shares of Parent Common Stock for which such Converted Stock Option shall be exercisable, as determined above rounded to the nearest cent, if necessary. Prior to the Effective Time, the Company shall make such amendments and take such other actions, if necessary, with respect to the Company Option Plans as shall be necessary to permit the adjustment referred to in this Section 2.5, including notifying all participants in the Company Option Plans of such adjustment.

               (b) All Company Stock Options which were granted under either the 1997 Stock Compensation Plan or a Non-Qualified Stock Option Letter Agreement which are outstanding immediately prior to the Effective Time shall, to the extent not fully vested and exercisable, become fully vested and exercisable and continue to be exercisable in accordance with the terms of the 1997 Stock Compensation Plan or the Non-Qualified Stock Option Letter Agreement, as applicable. In all other respects all Company Stock Options (including Company Stock Options under the 1997 Stock Compensation Plan, the 1998 Stock Incentive Compensation Plan or the Non-Qualified Stock Option Letter Agreements) shall continue to have, and be subject to, the same terms and conditions set forth in the Company Option Plans (or any other agreement to which such Company Stock Option was subject immediately prior to the Effective Time) except as ot herwise provided for herein.

               (c) It is the intention of the parties that, to the extent that any Company Stock Option constituted an incentive stock option immediately prior to the Effective Time, such option continue to qualify as an incentive stock option to the maximum extent permitted by Section 422 of the Code, and that the adjustment of the Company Stock Options provided by this Section 2.5 satisfy the conditions of Section 424(a) of the Code.


                                   ARTICLE 3

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          The Company represents and warrants to the Parent and Merger Sub that:

          Section 3.1    Organization and Qualification; Subsidiaries.

               (a) Each of the Company and each subsidiary of the Company (collectively, the "Company Subsidiaries") has been duly organized and is
                    --------------------
validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals, individually or in the aggregate, have not resulted and would not reasonably be expected to result in a Material Adverse Effect on the Company. Each of the Company and each Company Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, have not resulted and would not reasonably be expected to result in a Material Adverse Effect on the Company. For purposes of this Agreement, "Material Adverse Effect on the Company" means
                                 --------------------------------------
any change in or effect on the business, assets, properties, results of operations or condition (financial or otherwise) of the Company or any Company Subsidiaries that is or would reasonably be expected to be materially adverse to the Company and the Company Subsidiaries, taken as a whole, or that would reasonably be expected to materially impair the ability of the Company to perform its obligations under this Agreement or consummate the Merger and the other transactions contemplated hereby.

               (b) Section 3.1(b) of the letter from the Company, dated the date hereof, addressed to the Parent (the "Company Disclosure Letter") sets a
                                           -------------------------
complete and correct list of all of the Company Subsidiaries. Neither the Company nor any Company Subsidiary holds any interest in any person other than the Company Subsidiaries so listed.

          Section 3.2  Articles of Incorporation and By-laws. The copies of the Company's articles of incorporation and by-laws, each as amended through the date of this Agreement (collectively, the "Company Charter Documents") that have
                                           -------------------------
heretofore been made available to Parent are complete and correct copies of those documents. The Company Charter Documents are in full force and effect. The Company is not in violation of any of the provisions of the Company Charter Documents.

          Section 3.3  Capitalization.

               (a) The authorized capital stock of the Company consists of 25,000,000 shares of Company Common Stock. As of May 13, 1999, (i) 8,529,514 shares of Company Common Stock were issued and outstanding, all of which were validly issued and are fully paid, nonassessable and not subject to preemptive rights, (ii) no shares of Company Common Stock were held in the treasury of the Company or by the Company Subsidiaries, (iii) 1,110,974 shares of Company Common Stock were reserved for issuance upon exercise of outstanding Company Stock Options and (iv) 98,500 shares of Company Common Stock were reserved for issuance upon exercise of outstanding stock purchase warrants.

               (b) Between September 30, 1998 and the date of this Agreement, an aggregate of 429,438 options to purchase shares of Company Common Stock ("Company Stock Options") have been granted by the Company under the
        ---------------------

1997 Stock Compensation Plan, the 1998 Stock Incentive Compensation Plan and Non-Qualifying Stock Option Letter Agreements (collectively, the "Company's
                                                                  ---------
Option Plans"). Except (i) for Company Stock Options to purchase an aggregate of
------------
1,110,974 shares of Company Common Stock outstanding under the Company's Option Plans or (ii) under agreements or arrangements set forth in Section 3.3(b) of the Company Disclosure Letter, there are no options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights or other rights, agreements, arrangements or commitments of any character to which the Company is a party or by which the Company is bound relating to the issued or unissued capital stock of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Company Subsidiary.
Section 3.3(b) of the Company Disclosure Letter sets forth, as of the date of this Agreement, (x) the persons to whom Company Stock Options have been granted,
(y) the exercise price for the Company Stock Options held by each such person and (z) whether such Company Stock Options are subject to vesting and, if subject to vesting, the dates on which each of those Company Stock Options vest. Except as set forth in Section 3.3(b) of the Company Disclosure Letter, none of the Company Stock Options which are subject to vesting will vest as a result of the consummation of the Merger.

               (c) All shares of Company Common Stock subject to issuance, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments under which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and will not be subject to preemptive rights. There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any capital stock of any Company Subsidiary. Except as set forth in Section 3.3(c) of the Company Disclosure Letter, each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid, nonassessable and not subject to preemptive rights and each such share owned by the Company or a Company Subsidiary is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company's or such other Company Subsidiary's voting rights, charges and other encumbrances or any nature whatsoever (collectively, "Liens"). There are no outstanding material contractual
                -----
obligations of the Company or any Company Subsidiary to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary that is not wholly owned by the Company or in any other person.

          Section 3.4  Authority.

               (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated by this Agreement to be consummated by the Company. The execution and delivery of this Agreement by the Company and the consummation by the Company of such transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate such transactions, other than, with respect to the Merger, the adoption of this Agreement by the affirmative vote of the holders of two-thirds of the outstanding shares of Company Common Stock entitled to vote (the "Requisite Company Vote"). This
                                            ----------------------
Agreement has been duly authorized and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

               (b) The Board of Directors of the Company (i) has unanimously adopted the plan of merger set forth in this Agreement and approved this Agreement and the other transactions contemplated by this Agreement and (ii) has declared that the Merger and this Agreement and the other transactions contemplated by this Agreement are advisable.

          Section 3.5  No Conflict.

               (a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not:

                       (i) conflict with or violate any provision of any Company Charter Document or any equivalent organizational documents of any Company Subsidiary;

                       (ii)  assuming that all consents, approvals,
     authorizations and other actions described in Section 3.6 have been obtained and all filings and obligations described in Section 3.6 have been made, conflict with or violate any foreign or domestic law, statute, ordinance, rule, regulation, order, judgment or decree ("Law") applicable
                                                              ---
     to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is or may be bound or affected, except for any such conflicts or violations which, individually or in the aggregate, have not resulted and would not reasonably be expected to result in a Material Adverse Effect on the Company; or

                       (iii) except as set forth in Section 3.5(a)(iii) of the Company Disclosure Letter, result in any breach of or constitute a default (or an event which with or without notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Company or any Company Subsidiary under any note, bond, mortgage, indenture, contract, agreement, commitment, lease, license, permit, franchise or other instrument or obligation (collectively, "Contracts")
                     ---------
     that is material to the conduct of the business of the Company and the Company Subsidiaries taken as a whole and to which the Company or any Company Subsidiary is a party or by which any of them or their assets or properties is or may be bound or affected.

               (b) Section 3.5(b) of the Company Disclosure Letter sets forth a correct and complete list in all material respects of Contracts to which the or any Company Subsidiaries are a party or by which they or their assets or properties are or may be bound or affected under which consents or waivers are or may be required prior to consummation of the transactions contemplated by this Agreement.

          Section 3.6 Required Filings and Consents. The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any domestic or foreign national, federal, state, provincial or local governmental, regulatory or administrative authority, agency, commission, court, tribunal or arbitral body or self-regulated entity (each, a "Governmental Entity"), except for applicable
                           -------------------
requirements of the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "Exchange Act"),
                                                       ------------
applicable requirements of the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the "Securities Act"),
                                                       --------------
applicable requirements of state securities or "blue sky" laws ("Blue Sky
                                                                 --------
Laws"), the rules and regulations of the American Stock Exchange (the "Amex"),
----                                                                   ----
applicable requirements of Takeover Statutes, the pre-merger 13 notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"),
                                                                    -------
applicable requirements of the Communications Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "Communications
                                                            --------------
Act"), notices required to be sent to the Bureau of Land Management and for the
---
filing of the Articles of Merger as required by the BCA.

          Section 3.7  Permits; Compliance with Law.

               (a) Each of the Company and the Company Subsidiaries has all franchises, grants, registrations, determinations, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity (collectively, the "Company Permits") that are
                                                      ---------------
material to the conduct of the business of the Company and the Company Subsidiaries taken as a whole, and no suspension or cancellation or material modification of any of the Company Permits that are material to the conduct of the business of the Company and the Company Subsidiaries taken as a whole is pending or, to the knowledge of the Company, threatened. Neither the Company nor any Company Subsidiary is in conflict with, or in default or violation of, (i) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is or may be bound or affected or (ii) any Company Permits, except for any such conflicts, defaults or violations that, individually or in the aggregate, have not resulted and would not reasonably be expected to result in a Material Adverse Effect on the Company.

               (b) Section 3.7(b) of the Company Disclosure Letter sets forth all Company Permits issued by the Federal Communications Commission or state public utilities commissions.

          Section 3.8  SEC Filings; Financial Statements.

               (a) Except as set forth in Section 3.8(a) of the Company Disclosure Letter, the Company has filed all forms, reports, statements and other documents required to be filed with the United States Securities and Exchange Commission (the "SEC") under the Exchange Act and the Securities Act
                          ---
since the date of its initial public offering (collectively, including any such documents filed subsequent to the date of this Agreement, the "Company SEC
                                                               -----------
Reports"), and the Company SEC Reports, including any financial statements or
-------
schedules included or incorporated by reference, (i) comply in all material respects with the requirements of the Exchange Act or the Securities Act or both, as the case may be, applicable to those Company SEC Reports and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated or necessary in order to make the statements made in those Company SEC Reports, in the light of the circumstances under which they were made, not misleading. No Company Subsidiary is subject to the periodic reporting requirements of the Exchange Act or is otherwise required to file any documents with the SEC or any national securities exchange or quotation service or comparable Governmental Entity.

               (b) As of the date of the filing of the relevant Company SEC Report, each of the consolidated balance sheets included in the Company's Form SB-2 Registration Statement (File No. 333-32963) (the "IPO Registration
                                                       ----------------
Statement"), the Company's Report on Form 10-K for the fiscal year ended
---------
February 28, 1998, the Company's Transition Report on Form 10-KSB, dated January
                                                      -----------
25, 1999 and amended on January 28, 1999 and February 9, 1999 (the "FORM 10-KSB") or in the Company SEC Reports filed or to be filed subsequent to February 9, 1999 (including the related notes and schedules) fairly presented or will fairly present, in all material respects, the consolidated financial position of the Company as of the dates set forth in those consolidated balance sheets. Each of the consolidated statements of income and of cash flows included in the IPO Registration Statement, the Company's Report on Form 10-K for the fiscal year ended February 28, 1998, the Form 10-KSB or in the Company SEC Reports filed or to be filed subsequent to February 9, 1999 (including any related notes and schedules), fairly presented or will fairly present, in all material respects, the consolidated results of operations and cash flows, as the case may be, of the Company and the consolidated Company Subsidiaries for the periods set forth in those consolidated statements of income and of cash flows (subject, in the case of unaudited quarterly statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in conformity with United

States generally accepted accounting principles ("GAAP") (except, in the case of
                                                  ----
unaudited quarterly statements, as permitted by Form 10-Q of the SEC) consistently applied throughout the periods indicated.

               (c) Except as and to the extent set forth on the consolidated balance sheet of the Company and the consolidated Company Subsidiaries as of September 30, 1998, including the related notes, or as set forth in Section 3.8(c) of the Company Disclosure Letter or in the Company SEC Reports filed subsequent to September 30, 1998 and prior to the date hereof, as of the date of this Agreement, neither the Company nor any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in the related notes prepared in accordance with GAAP, except for liabilities or obligations incurred since September 30, 1998 in the ordinary course of business and consistent with past practices.

          Section 3.9 Absence of Certain Changes or Events. Since September 30, 1998, the Company and the Company Subsidiaries have, except as set forth in
Section 3.9 of the Company Disclosure Letter, conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been: (a) any Material Adverse Effect on the Company;
(b) any damage, destruction or other casualty loss with respect to any asset or property owned, leased or otherwise used by the Company or any of the Company Subsidiaries, whether or not covered by insurance, which damage, destruction or loss, individually or in the aggregate, has resulted or would reasonably be expected to result in a Material Adverse Effect on the Company; (c) any material change by the Company in its or any Company Subsidiary's accounting methods, principles or practices; (d) any declaration, setting aside or payment of any dividend or distribution in respect of Company Shares or any redemption, purchase or other acquisition of any of the Company's securities; or (e) except as set forth in Section 3.9(e) of the Company Disclosure Letter, any increase in the compensation or benefits or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any executive officers of the Company or any Company Subsidiary except in the ordinary course of business consistent with past practice or except as required by applicable Law.

          Section 3.10 Employee Benefit Plans; Labor Matters.

               (a) Section 3.10(a) of the Company Disclosure Letter identifies each material employment, severance or similar contract or arrangement and each material plan, policy, fund, program or contract or arrangement (whether or not written) providing for compensation, bonus, profit-sharing, stock option, or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements) health or medical benefits, disability benefits, worker's compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance or other benefits) under which the Company or any Company Subsidiary has or in the future could have any material liability, including any material liability as a result of being a single employer under Section 414 of the Code ("Benefit
                                                                  -------
Plans"). There is no Benefit Plan which (i) is a multiemployer plan (within the
-----
meaning of Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or (ii) is a plan, other than a multiemployer plan,
             -----
subject to Title IV of ERISA (a "Title IV Plan").
                                 -------------

               (b) The Company has made available to the Parent copies of the Benefit Plans (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto), the most recent actuarial valuation report prepared in connection with any Benefit Plan, and the most recent determination letter received from any taxation authority with respect to any Benefit Plan.

               (c) Each Benefit Plan that is intended to be qualified under an applicable statute or regulation, including Section 401(a) of the Code, is so qualified and has been so qualified during the period since its adoption; each trust created under any such Plan is exempt from tax and has been so exempt since its creation and nothing has occurred with respect to the operation of any Benefit Plan which would cause the loss of such qualification or exemption. Each Benefit Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations, including but not limited to ERISA and the Code and no transaction prohibited by any applicable statute or regulation, including
Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Benefit Plan that will or would reasonably be expected to result in a material liability to the Company and the Company Subsidiaries taken as a whole.


               (d) Neither the Company nor any Company Subsidiary has any material current or projected liability in respect of post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees of the Company or any Company Subsidiary, except as required under applicable law.

               (e) There is no contract, plan or arrangement (written or otherwise) covering any employee or former employee of the Company or any Company Subsidiary that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of
Section 280G or Section 162(m)of the Code.

               (f) Except as set forth in Section 3.10(f) of the Company Disclosure Letter, no employee or former employee of the Company or any Company Subsidiary will become entitled to any bonus, retirement, severance, job security or similar benefit or enhancement of such benefit (including acceleration of vesting or exercise of an incentive award) as a result of the transactions contemplated hereby.

               (g) There are no unfunded obligations under any Benefit Plan which are not fully reflected on the most recent financial statements of the Company.

               (h) Neither the Company nor any Company Subsidiary is party to any collective bargaining agreements. There are no unfair labor practices complaint or other proceeding pending and there is no strike pending or threatened against the Company or any Company Subsidiary.

          Section 3.11 Tax Matters. Neither the Company nor, to the knowledge of the Company, any of its affiliates has taken or agreed to take any action, nor is the Company aware of any agreement, plan or other circumstance that would prevent the Merger from constituting a transaction qualifying as a reorganization under Section 368(a) of the Code.

          Section 3.12  Contracts; Debt Instruments.  Except as disclosed in
Section 3.12 of the Company Disclosure Letter or filed as an exhibit to, or as incorporated by reference in, the Form 10-KSB, there is no Contract that is material to the business, financial condition or results of operations of the Company and the Company Subsidiaries taken as a whole. Neither the Company nor any Company Subsidiary is in violation of or in default under (nor does there exist any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any material Contract to which it is a party or by which it or any of its properties or assets is or may be bound or affected. Set forth in Section 3.12 of the Company Disclosure Letter is a description of any material changes to the amount and terms of the indebtedness of the Company and the consolidated Company Subsidiaries as described in the notes to the financial statements set forth in the Form 10-KSB.

          Section 3.13 Litigation. Except as disclosed in Section 3.13 of the Company Disclosure Letter, there is no suit, claim, action, proceeding or investigation (collectively, "Claims") pending or, to the knowledge of the
                              ------
Company, threatened against the Company or any Company Subsidiary before any Governmental Entity that, individually or in the aggregate, has resulted or would reasonably be expected to result in a Material Adverse Effect on the Company. Neither the Company nor any Company Subsidiary is subject to any outstanding order, writ, injunction or decree which, individually or in the aggregate, has resulted or would reasonably be expected to result in a Material Adverse Effect on the Company.

          Section 3.14  Environmental Matters.

               (a) Except as set forth in Section 3.14(a) of the Company Disclosure Letter, (i) each of the Company and the Company Subsidiaries is in compliance with all Laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) (collectively, "Environmental
                                                                 -------------
Laws"), except for instances of non-compliance that would not, individually or
----
in the aggregate, reasonably be expected to result in a liability in excess of $1,000,000, which compliance includes, but is not limited to, the possession by the Company and the Company Subsidiaries of all material permits and other governmental authorizations required under applicable Environmental Laws for the conduct of the Company's business, and compliance with the terms and conditions thereof; (ii) none of the Company or the Company Subsidiaries has received written notice of, or, to the knowledge of the Company, is threatened with or the subject of, any material action, cause of action, claim, investigation, demand or notice by any person or entity alleging liability under or non-compliance with any Environmental Law (an "Environmental Claim"), except with
                                           -------------------
respect to Environmental Claims which would not reasonably be expected to, individually or in the aggregate, result in a liability in excess of $1,000,000; and (iii) to the knowledge of the Company, there are no circumstances that are reasonably likely to prevent or interfere with such material compliance or lead to such an Environmental Claim in the future.

               (b) To the knowledge of the Company, there is no condition on, in or under any property currently or formerly owned, leased or operated by the Company or any Company Subsidiary in violation of, or for which there is an obligation under, Environmental Laws where such violation or obligation is reasonably likely to result in a liability in excess of $1,000,000.

          Section 3.15  Intellectual Property.

               (a) Disclosure, Ownership and Claims. The Company and the Company Subsidiaries own or have valid rights to use the trademarks, trade names, copyrights, patents, logos, logo types, type styles, licenses and computer software programs (including without limitation, the source codes thereto) that are necessary for the conduct of their respective businesses as now being conducted; provided, however, that the Company and the Company
                     --------  -------
Subsidiaries do not have access to the source codes relating to certain computer software programs with respect to which they are the licensee. Each material trademark, trade name, copyright and patent owned by the Company or a Company Subsidiary and necessary for the conduct of their business on the date hereof, and each material license to use any trademark, trade name, copyright, patent or computer software program necessary for the conduct of their business on the date hereof, except computer software licenses that are commercially available, is listed in Section 3.15(a) of the Company Disclosure Letter. To the knowledge of the Company, neither the Company nor any of the Company Subsidiaries has received written notice that the Company or any of the Company Subsidiaries is infringing on any trademark, trade name, copyright, patent or other intangible property right or any registration thereof or application pending therefor which is necessary for the conduct of their business on the date hereof.

               (b) Year 2000 Compliance. All computer software programs, including all source code, object code and documentation related thereto, hardware, databases, and embedded control systems (collectively, the "Systems")
                                                                      -------
used by the Company or a Company Subsidiary are Year 2000 Compliant, except where the failure to be Year 2000 Compliant would not reasonably be expected to have a Material Adverse Effect on the Company. For purposes of this Agreement, "Year 2000 Compliant" means that the Systems (i) accurately process date and
 -------------------
time data (including calculating, comparing, and sequencing) from, into, and between the twentieth and twenty-first centuries, the years 1999 and 2000, and leap year calculations and (ii) operate accurately with other software and hardware that use standard date format (4 digits) for representation of the year.

          Section 3.16 Taxes. The Company and the Company Subsidiaries have filed all material Tax returns and reports to be filed by them and have paid, or established adequate reserves for, all Taxes required to be paid by them. No deficiencies for any material Taxes have been proposed, asserted or assessed against the Company or any Company Subsidiaries, and no requests for waivers of the time to assess any such Taxes are pending. As used in this Agreement, "Taxes" shall mean all federal, state, local and foreign income, property,
 -----
sales, excise and other taxes, tariffs or governmental charges of any nature whatsoever.

          Section 3.17  Non-competition Agreements.  Except as set forth in
Section 3.17 of the Company Disclosure Letter, neither the Company nor any Company Subsidiary is a party to any agreement which purports to restrict or prohibit in any material respect the Company and the Company Subsidiaries collectively from, directly or indirectly, engaging in any business involving communications tower ownership, antenna site leasing, communications site services or any other business currently engaged in by the Company or any Company Subsidiary. To the knowledge of the Company, none of the Company's officers, directors or key employees is a party to any agreement which, by virtue of such person's relationship with the Company, restricts the Company or any Company Subsidiary from, directly or indirectly, engaging in any of the businesses described above, except for those restrictions which would not reasonably be expected to have a Material Adverse Effect on the Company.

          Section 3.18 Opinion of Financial Advisor. BancBoston Robertson Stephens, Inc. (the "Company Financial Advisor") has delivered to the Board of
                     -------------------------
Directors of the Company its oral opinion to the effect that, as of the date of this Agreement, the Exchange Ratio is fair to the Company's stockholders from a financial point of view, which opinion was or will promptly after the date of this Agreement be confirmed in writing and accompanied by an authorization to include a copy of that opinion in the Proxy Materials. The Company has delivered or will, promptly after receipt of such written opinion, deliver a signed copy of that written opinion to the Parent.

          Section 3.19  Title to Properties; Leases.

                  (a) Section 3.19(a) of the Company Disclosure Letter sets forth a list of all Real Property owned by the Company and the Company Subsidiaries and indicates the entity that owns the Real Property. The Company and the Company Subsidiaries have good indefeasible, marketable and insurable title to all such Real Property (other than leasehold real property) and good title to all of its other owned property and assets, tangible and intangible (collectively, the "Assets") that are material to the business of the Company
                    ------
and the Company Subsidiaries taken as a whole; all of the Assets are so owned, in each case, free and clear of all Liens, except (i) Permitted Liens, (ii) Liens set forth in Section 3.19(a) of the Company Disclosure Letter and (iii) Liens which, individually or in the aggregate, have not resulted and would not reasonably be expected to result in a Material Adverse Effect on the Company. Except as disclosed in Section 3.19(a) of the Company Disclosure Letter, all improvements on the real property owned or leased by the Company and the Company Subsidiaries are in compliance with applicable zoning, building, wetlands and land use laws, ordinances and regulations and applicable title covenants, conditions, restrictions and reservations in all respects necessary to conduct the business of the Company and the Company Subsidiaries as presently conducted or proposed to be conducted on or prior to the Closing Date, except for any instances of non-compliance which, individually or in the aggregate, have not resulted and would not reasonably be expected to result in a Material Adverse Effect on the Company. Except as disclosed in Section 3.19(a) of the Company Disclosure Letter, all such improvements comply with all Laws and Company Permits, except for any instances of non-compliance which, individually or in the aggregate, have not resulted and would not reasonably be expected to result in a Material Adverse Effect on the Company. Except as disclosed in Section 3.19(a) of the Company Disclosure Letter, all of the transmitting towers, ground radials, guy anchors, transmitting buildings and related improvements, if any, located on the real property owned or leased by the Company and the Company Subsidiaries are located entirely on such real property or in areas where a Company Subsidiary has a valid easement to locate such items, except for any instances of non-compliance which, individually or in the aggregate, have not resulted and would not reasonably be expected to result in a Material Adverse Effect on the Company. Except as set forth in Section 3.19(a) of the Company Disclosure Letter, such transmitting towers, ground radials, guy anchors, transmitting buildings and related improvements and other material items of personal property, including equipment, are in a state of repair and maintenance and operating condition so as to permit the business of the Company and the Company Subsidiaries to be operated in accordance with the terms and conditions of all applicable Laws and Company Permits, except where the failure to be in such repair or condition or to be so usable, individually or in the aggregate, has not resulted and would not reasonably be expected to result in a Material Adverse Effect on the Company.

               (b) Section 3.19(b) of the Company Disclosure Letter contains a list of all Leases under which any real property used in the business of the Company and the Company Subsidiaries is leased to the Company or any Company Subsidiary by any person and indicates the entity that leases the real property. Except as otherwise set forth in Section 3.19(b) of the Company Disclosure Letter or as would not result in a Material Adverse Effect on the Company, each Lease under which the Company or any Company Subsidiary holds real property constituting a part of the Assets is in full force and effect, and the Company or a Company Subsidiary has a valid leasehold interest in and enjoys peaceful and undisturbed possession or a valid easement right under all Leases pursuant to which it holds any such real property, subject to the terms of each Lease and applicable Law and except for Permitted Liens and such other Liens as, individually or in the aggregate, have not resulted and would not reasonably be expected to result in a Material Adverse Effect on the Company. Neither the Company nor, to the Company's knowledge, any other party thereto, has failed to duly comply with all of the material terms and conditions of each such Lease or has done or performed, or failed to do or perform (and no Claim is pending or, to the knowledge of the Company, threatened to the effect that the Company has not so complied, done and performed or failed to do and perform) any act which would invalidate or provide grounds for the other party thereto to terminate (with or without notice, passage of time or both) such Leases or impair the rights or benefits, or increase the costs, of the Company under any of such Leases in any material respect except, in each case, for such exceptions which individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

          SECTION 3.20 BROKERS. No broker, finder or investment banker other than the Company Financial Advisor is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. Prior to the date of this Agreement, the Company has made available to the Parent a complete and correct copy of all agreements between the Company and the Company Financial Advisor under which the Company Financial Advisor would be entitled to any payment relating to the Merger or any other transactions.

          SECTION 3.21 CERTAIN STATUTES. The Board of Directors of the Company has taken or will take all appropriate and necessary actions to ensure that the restrictions on business combinations in Section 23B.19.040 of the BCA will not have any effect on the Merger or the other transactions contemplated by this Agreement. To the knowledge of the Company, no "fair price," "moratorium," "control share acquisition" or other similar state or federal anti-takeover statute or regulation (each a "TAKEOVER STATUTE") is, as of the date of this
                               ----------------
Agreement, applicable to the Merger or any other transactions contemplated by this Agreement.

          SECTION 3.22 INFORMATION. None of the information to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement or the Registration Statement will, in the case of the Registration Statement, at the time it becomes effective and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated in that Registration Statement or necessary to make the statements in that Registration Statement not misleading, or, in the case of the Proxy Statement or any amendments or supplements of the Proxy Statement, at the time of the mailing of the Proxy Statement and any amendments or supplements of the Proxy Statement and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated in that Proxy Statement or necessary in order to make the statements in that Proxy Statement, in light of the circumstances under which they are made, not misleading; provided, however, that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by the Parent or the Merger Sub. The Proxy Statement (except for those portions of the Proxy Statement that relate only to Parent or subsidiaries or affiliates of the Parent) will comply as to form in all material respects with the provisions of the Exchange Act.

          SECTION 3.23 VOTE REQUIRED. The Requisite Company Vote is the only vote of the holders of any class or series of the Company's capital stock necessary (under the Company Charter Documents, the BCA, other applicable Law or otherwise) to approve this Agreement, the Merger or the other transactions contemplated by this Agreement.

                                   ARTICLE 4

                        REPRESENTATIONS AND WARRANTIES
                         OF THE PARENT AND MERGER SUB

          Each of the Parent and Merger Sub represents and warrants to the Company that:

          SECTION 4.1    ORGANIZATION AND QUALIFICATION; SUBSIDIARIES.

                  (a) Each of the Parent, Merger Sub, and each other subsidiary of the Parent (collectively, the "PARENT SUBSIDIARIES") has been duly
                                             -------------------
organized and is validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals, individually or in the aggregate, have not resulted and would not reasonably be expected to result in a Material Adverse Effect on the Parent. Each of the Parent, Merger Sub and each other Parent Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, have not resulted and would not reasonably be expected to result in a Material Adverse Effect on the Parent. For purposes of this Agreement, "MATERIAL ADVERSE EFFECT ON THE PARENT" means any
                             -------------------------------------
change in or effect on the business, assets, properties, results of operations or condition (financial or otherwise) of the Parent or any Parent Subsidiaries that is or would reasonably be expected to be materially adverse to the Parent and the Parent Subsidiaries, taken as a whole, or that would reasonably be expected to materially impair the ability of the Parent or Merger Sub to perform its obligations under this Agreement or to consummate transactions contemplated hereby.

                  (b) Section 4.1(b) of the letter from the Parent, dated the date hereof, addressed to the Company (the "PARENT DISCLOSURE LETTER") sets
                                            ------------------------
forth a complete and correct list of all of the Parent Subsidiaries. Neither the Parent nor any Parent Subsidiary holds any interest in any other person other than the Parent Subsidiaries so listed.

          SECTION 4.2 CERTIFICATE OF INCORPORATION AND BY-LAWS. The copies of the Parent's certificate of incorporation and by-laws, each as amended through the date of this Agreement (collectively, the "PARENT CHARTER DOCUMENTS") that
                                               ------------------------
have heretofore been made available to the Company are complete and correct copies of those documents. The Parent Charter Documents are in full force and effect. The Parent is not in violation of any of the provisions of the Parent Charter Documents.

          SECTION 4.3    CAPITALIZATION.

                  (a) As of the date of this Agreement, the authorized capital stock of the Parent consists of (i) 95,000,000 shares of Parent Common Stock and (ii) 70,749,625 shares of preferred stock, $0.001 par value, consisting of 3,462,830 shares of Series A Convertible Preferred Stock ("SERIES
                                                                         ------
A PREFERRED STOCK"), 7,000,000 shares of Series B Convertible Preferred Stock
-----------------
("SERIES B PREFERRED STOCK") and 60,286,795 shares of Series C Convertible
  ------------------------
Preferred Stock ("SERIES C PREFERRED STOCK"). As of the Closing Date, the
                  ------------------------
authorized capital stock of the Parent will consist of (i) 120,000,000 shares of Parent Common Stock and (ii) 70,749,625 shares of preferred stock $0.001 par value, consisting of 3,462,830 shares of Series A Preferred Stock, 7,000,000 shares of Series B Preferred Stock and 60,286,795 shares of Series C Preferred Stock. As of May 13, 1999, (A) 3,536,135 shares of Parent Common Stock, 3,462,830 shares of Series A Preferred Stock, 7,000,000 shares of Series B Preferred Stock and 60,286,795 shares of Series C Preferred Stock were issued and outstanding, all of which were validly issued and are fully paid, nonassessable and not subject to preemptive rights, (B) no shares of Parent Common Stock, Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock were held in the treasury of the Parent or by the Parent Subsidiaries, (C) 4,100,000 shares of Company Common Stock were reserved for issuance upon exercise of outstanding Company Stock Options and (D) an aggregate of 70,749,625 shares of Parent Common Stock were reserved for issuance in connection with the conversion of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock. As of the date hereof, each share of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock is convertible into one share of Parent Common Stock. No adjustment to the conversion ratio of the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock will occur as a result of the consummation of the Merger.

                  (b) Between December 31, 1998 and the date of this Agreement, an aggregate of 1,578,500 options to purchase shares of Parent Common Stock ("PARENT STOCK OPTIONS") have been granted by the Parent under the Parent
        --------------------
Stock Option Plan (collectively, the "PARENT'S OPTION PLAN"). Except (i) for
                                      --------------------
Parent Stock Options to purchase an aggregate of 4,100,000 shares of Parent Common Stock outstanding or available for grant under the Parent's Option Plan or (ii) under agreements or arrangements set forth in Section 4.3(b) of the Parent Disclosure Letter, there are no options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights or other rights, agreements, arrangements or commitments of any character to which the Parent is a party or by which the Parent is bound relating to the issued or unissued capital stock of the Parent or any Parent Subsidiary or obligating the Parent or any Parent Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Parent or any Parent Subsidiary.

                 (c) There are no outstanding contractual obligations of the Parent or any Parent Subsidiary to repurchase, redeem or otherwise acquire any shares of Parent Common Stock or any capital stock of any Parent Subsidiary. Except as set forth in Section 4.3(c) of the Parent Disclosure Letter, each outstanding share of capital stock of each Parent Subsidiary is duly authorized, validly issued, fully paid, nonassessable and not subject to preemptive rights and each such share owned by the Parent or a Parent Subsidiary is free and clear of all Liens. There are no material outstanding contractual obligations of the Parent or any Parent Subsidiary to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Parent Subsidiary that is not wholly owned by the Parent or in any other person.

                   (d) The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, no par value ("SUB COMMON STOCK"). All of the
                                             ----------------
issued and outstanding shares of Sub Common Stock are (A) owned by the Parent or another Parent Subsidiary wholly owned by the Parent and (B) duly authorized, validly issued, fully paid and nonassessable.

             SECTION 4.4 AUTHORITY. Each of the Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby to be consummated by it. The execution and delivery of this Agreement by each of the Parent and Merger Sub and the consummation by each of the Parent and Merger Sub of such transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Parent or Merger Sub are necessary to authorize this Agreement or to consummate such transactions; provided, however, that a filing to amend the certificate of
                   --------  -------
incorporation of the Parent prior to the Effective Time to increase the authorized number of shares of Parent Common Stock as required in order to effect the Merger will be made. This Agreement has been duly authorized and validly executed and delivered by each of the Parent and Merger Sub and constitutes a legal, valid and binding obligation of each of the Parent and Merger Sub, enforceable against each of the Parent and Merger Sub in accordance with its terms.

             SECTION 4.5 NO CONFLICT. The execution and delivery of this Agreement by the Parent and Merger Sub do not, and the performance of this Agreement by each of the Parent and Merger Sub will not:

                     (a) conflict with or violate any provision of any Parent Charter Document or any equivalent organizational documents of any Parent Subsidiary;

                     (b) assuming that all consents, approvals, authorizations and other actions described in Section 4.6 have been obtained and all filings and obligations described in Section 4.6 have been made, conflict with or violate any foreign or domestic Law applicable to the Parent, Merger Sub or any other Parent Subsidiary or by which any property or asset of the Parent or any Parent Subsidiary is or may be bound or affected, except for any such conflicts or violations which, individually or in the aggregate, have not resulted and would not reasonably be expected to result in a Material Adverse Effect on the Parent; or

                     (c) result in any breach of or constitute a default (or an event which with or without notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Parent, Merger Sub, or any other Parent Subsidiary under, any Contract to which the Parent, Merger Sub or any other Parent Subsidiary is a party or by which any of them or their assets or Properties is or may be bound or affected, except for those which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect on the Parent.

            SECTION 4.6 REQUIRED FILINGS AND CONSENTS. The execution and delivery of this Agreement by the Parent and Merger Sub do not, and the performance of this Agreement by the Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Government Entity except (i) for applicable requirements of the Exchange Act, applicable requirements of the Securities Act, applicable requirements of Blue Sky Laws, the rules and regulations of the Nasdaq, applicable requirements of Takeover Statutes, the obtaining of rulings or orders exempting the distribution of Parent Common Stock in the Merger under applicable Canadian securities laws, the pre-merger notification requirements of the HSR Act and the Competition Act (Canada), the filing of a notice under the Investment Canada (Act) and for the filing of the Articles of Merger as required by the BCA and the filing of an amendment to the certificate of incorporation of the Parent to increase the authorized number of shares of Parent Common Stock and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, have not resulted and would not reasonably be expected to result in a Material Adverse Effect on the Parent.

             SECTION 4.7 PERMITS; COMPLIANCE WITH LAW. Each of the Parent and the Parent Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity (collectively, the "PARENT PERMITS") that are material to the conduct of the business of the Parent
 --------------
and the Parent Subsidiaries taken as a whole, and no suspension or cancellation of any of the Parent Permits that are material to the conduct of the business of the Parent and the Parent Subsidiaries taken as a whole is pending or, to the knowledge of the Parent, threatened. Neither the Parent nor any Parent Subsidiary is in conflict with, or in default or violation of, (i) any Law applicable to the Parent or any Parent Subsidiary or by which any property or asset of the Parent or any Parent Subsidiary is or may be bound or affected or
(ii) any Parent Permits, except for any such conflicts, defaults or violations that, individually or in the aggregate, have not resulted and would not reasonably be expected to result in a Material Adverse Effect on the Parent.

            SECTION 4.8  2008 PROSPECTUS; FINANCIAL STATEMENTS.

                    (a) The prospectus (the "2008 PROSPECTUS") contained in Amendment No. 3 to the Parent's Registration Statement on Form S-4 covering the Parent's 12% Senior Discount Notes due 2008, as filed with the SEC on April 29, 1999, including any financial statements or schedules included therein, did not, at such date, contain any untrue statement of a material fact or omit to state a material fact required to be stated or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

                    (b) Each of the audited consolidated balance sheets (including the related notes and schedules) of the Parent as of December 31, 1998 and December 31, 1997, copies of which are included in the 2008 Prospectus, fairly presented, in all material respects, the consolidated financial position of the Parent as of the dates set forth in those consolidated balance sheets. Each of the consolidated statements of operations, redeemable convertible preferred stock and shareholders' deficiency and cash flows (including any related notes and schedules), copies of which are included in the 2008 Prospectus, for the year ended December 31, 1998 and for the period from April 25, 1997 (inception) to December 31, 1997 presented the consolidated results of operations and cash flows, as the case may be, of the Parent and the consolidated Parent Subsidiaries for the periods set forth in those consolidated statements of income and of cash flows, in each case in conformity with GAAP consistently applied throughout the periods indicated.

             SECTION 4.9 NEXTEL TOWER ACQUISITION. As described in the 2008 Prospectus, the Parent completed the "Nextel Tower Acquisition" on April 20, 1999. Since April 20, 1999, there has not been (a) any Material Adverse Effect on the Parent; or (b) any damage, destruction or other casualty loss with respect to any asset or property owned, leased or otherwise used by the Parent or any of the Parent Subsidiaries, whether or not covered by insurance, which damage, destruction or loss, individually or in the aggregate, has resulted or would reasonably be expected to result in a Material Adverse Effect on the Parent.


             SECTION 4.10  EMPLOYEE BENEFIT PLANS; LABOR MATTERS.

                     (a) Section 4.10(a) of the Parent Disclosure Letter identifies each material plan, policy, fund, program or contract or arrangement (whether or not written) providing for compensation, bonus, profit-sharing, stock option, or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements) health or medical benefits, disability benefits, worker's compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance or other benefits) under which the Parent or any Parent Subsidiary has or in the future could have any material liability, including any material liability as a result of being a single employer under
Section 414 of the Code ("PARENT BENEFIT PLANS"). There is no Parent Benefit
                          --------------------
Plan which (i) is a multiemployer plan (within the meaning of Section 3(37) of ERISA) or (ii) is a Title IV Plan.

                     (b) The Parent has made available to the Company copies of the Parent Benefit Plans (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto), the most recent actuarial valuation report prepared in connection with any Parent Benefit Plan, and the most recent Internal Revenue Service determination letter received with respect to any Parent Benefit Plan.

                     (c) Each Parent Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified during the period since its adoption; each trust created under any such Plan is exempt from tax under Section 501(a) of the Code and has been so exempt since its creation and nothing has occurred with respect to the operation of any Parent Benefit Plan which would cause the loss of such qualification or exemption. Each Parent Benefit Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations, including but not limited to ERISA and the Code and no transaction prohibited by Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Benefit Plan except as has not resulted or could not reasonably expected to result, individually or in the aggregate, in a Material Adverse Effect on the Parent.

                    (d) Neither the Parent nor any Parent Subsidiary has any material current or projected liability in respect of post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees of the Parent or any Parent Subsidiary, except as required under applicable law.

                    (e) There are no unfunded obligations under any Benefit Plan which are not fully reflected on the most recent financial statements of the Parent.

            SECTION 4.11 TAX MATTERS. Neither the Parent nor Merger Sub, nor to the knowledge of the Parent, any of Parent's affiliates has taken or agreed to take any action, nor is the Parent aware of any agreement, plan or other circumstance, that would prevent the Merger from constituting a transaction qualifying as a reorganization under Section 368(a) of the Code.

            SECTION 4.12 CONTRACTS; DEBT INSTRUMENTS. Neither the Parent nor any Parent Subsidiary is in violation of or in default under (nor does there exist any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or by which it or any of its properties or assets is or may be bound or affected, except for violations or defaults that, individually or in the aggregate, have not resulted and would not reasonably be expected to result in a Material Adverse Effect on the Parent.

            SECTION 4.13 LITIGATION. There is no Claim pending or, to the knowledge of the Parent, threatened against the Parent or any Parent Subsidiary before any Governmental Entity that, individually or in the aggregate, has resulted or would reasonably be expected to result in a Material Adverse Effect on the Parent. Neither the Parent nor any Parent Subsidiary is subject to any outstanding order, writ, injunction or decree which, individually or in the aggregate, has resulted or would reasonably be expected to result in a Material Adverse Effect on the Parent.

            SECTION 4.14  ENVIRONMENTAL MATTERS.

                    (a) Except as set forth in Section 4.14(a) of the Parent Disclosure Letter, (i) each of the Parent and the Parent Subsidiaries is in compliance with all Environmental Laws, except for instances of non-compliance that could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Parent, which compliance includes, but is not limited to, the possession by the Parent and the Parent Subsidiaries of all material permits and other governmental authorizations required under applicable Environmental Laws for the conduct of the Parent's business, and compliance with the terms and conditions thereof; (ii) none of the Parent or the Parent Subsidiaries has received written notice of, or, to the knowledge of the Parent, is threatened with or the subject of, any Environmental Claim except with respect to Environmental Claims which would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect on the Parent; and (iii) to the knowledge of the Parent, there are no circumstances that are reasonably likely to prevent or interfere with such material compliance or lead to such an Environmental Claim in the future.

                    (b) There is no condition on, in or under any property currently or formerly owned, leased or operated by the Parent or any Parent Subsidiary in violation of, or for which there is an obligation under, Environmental Laws where such violation or obligation is reasonably likely to result in a Material Adverse Effect on the Parent.

             SECTION 4.15 TAXES. The Parent and the Parent Subsidiaries have filed all material Tax returns and reports to be filed by them and have paid, or established adequate reserves for, all Taxes required to be paid by them. No deficiencies for any material Taxes have been proposed, asserted or assessed against the Parent or any Parent Subsidiaries, and no requests for waivers of the time to assess any such Taxes are pending.

            SECTION 4.16 BROKERS. No broker, finder or investment banker other than Goldman, Sachs & Co. is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the other transactions contemplated hereby based upon arrangements made by or on behalf of the Parent or Merger Sub.

             SECTION 4.17 INFORMATION. None of the information to be supplied by the Parent or Merger Sub for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement will, in the case of the Registration Statement, at the time it becomes effective and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated in that Registration Statement or necessary to make the statements in that Registration Statement not misleading, or, in the case of the Proxy Statement or any amendments thereof or supplements thereto, at the time of the mailing of the Proxy Statement and any amendments or supplements thereto and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated in that Proxy Statement or necessary in order to make the statements in that Proxy Statement, in light of the circumstances under which they are made, not misleading; provided, however, that no representation or warranty is made by the Parent or the Merger Sub with respect to statements made therein based on information supplied by the Company. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act.

             SECTION 4.18 INTERIM OPERATIONS OF MERGER SUB. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement.

             SECTION 4.19 TITLE TO PROPERTIES; LEASES.

                     (a) The Parent and the Parent Subsidiaries have good indefeasible, marketable and insurable title to all of their Real Property (other than leasehold real property) and good title to all of its other Assets that are material to the business of the Parent and the Parent Subsidiaries taken as a whole; all of the Assets are so owned, in each case, free and clear of all Liens, except (i) Permitted Liens, (ii) Liens set forth in Section 4.19(a) of the Parent Disclosure Letter and (iii) Liens which, individually or in the aggregate, have not resulted and would not be expected to result in a Material Adverse Effect on the Parent. Except as disclosed in Section 4.19(a) of the Parent Disclosure Letter, all improvements on the real property owned or leased by the Parent and the Parent Subsidiaries are in compliance with applicable zoning, building, wetlands and land use laws, ordinances and regulations and applicable title covenants, conditions, restrictions and reservations in all respects necessary to conduct the business of the Parent and the Parent Subsidiaries as presently conducted or proposed to be conducted on or prior to the Closing Date, except for any instances of non-compliance which, individually or in the aggregate, have not resulted and would not reasonably be expected to result in a Material Adverse Effect on the Parent. Except as disclosed in Section 4.19(a) of the Parent Disclosure Letter, all such improvements comply with all Laws and Parent Permits, except for any instances of non-compliance which, individually or in the aggregate, have not resulted and would not reasonably be expected to result in a Material Adverse Effect on the Parent. Except as disclosed in Section 4.19(a) of the Parent Disclosure Letter, all of the transmitting towers, ground radials, guy anchors, transmitting buildings and related improvements, if any, located on the real property owned or leased by the Parent and the Parent Subsidiaries are located entirely on such real property or in areas where a Parent Subsidiary has a valid easement to locate such items, except for any instances of non-compliance which, individually or in the aggregate, have not resulted and would not reasonably be expected to result in a Material Adverse Effect on the Parent. Except as set forth in Section 4.19(a) of the Parent Disclosure Letter, such transmitting towers, ground radials, guy anchors, transmitting buildings and related improvements and other material items of personal property, including equipment, are in a state of repair and maintenance and operating condition so as to permit the business of the Parent and the Parent Subsidiaries to be operated in accordance with the terms and conditions of all applicable Laws and Parent Permits, except where the failure to be in such repair or condition or to be so usable, individually or in the aggregate, has not resulted and would not reasonably be expected to result in a Material Adverse Effect on the Parent.

                     (b) Except as otherwise set forth in Section 4.19(b) of the Parent Disclosure Letter or as would not result in a Material Adverse Effect on the

Parent, each Lease under which the Parent or any Parent Subsidiary holds real property constituting a part of the Assets is in full force and effect and the Parent or a Parent Subsidiary has a valid leasehold interest in and enjoys peaceful and undisturbed possession or a valid easement right under all Leases pursuant to which it holds any such real property, subject to the terms of each Lease and applicable Law and except for Permitted Liens and such other Liens as, individually or in the aggregate, have not resulted and would not reasonably be expected to result in a Material Adverse Effect on the Parent. Neither the Parent nor, to the Parent's knowledge, any other party thereto, has failed to duly comply with all of the material terms and conditions of each such Lease or has done or performed, or failed to do or perform (and no Claim is pending or, to the knowledge of the Parent, threatened to the effect that the Parent has not so complied, done and performed or failed to do and perform) any act which would invalidate or provide grounds for the other party thereto to terminate (with or without notice, passage of time or both) such Leases or impair the rights or benefits, or increase the costs, of the Parent under any of such Leases in any material respect except, in each case, for such exceptions which individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Parent.
                               ARTICLE 5

                                COVENANTS

             SECTION 5.1 Conduct Of Business Of The Company. Except as contemplated by this Agreement or with the prior written consent of the Parent, during the period from the date of this Agreement to the Effective Time, the Company will, and will cause each of the Company Subsidiaries to, conduct its operations only in the ordinary course of business consistent with past practice and will use its reasonable best efforts to, and to cause each Company Subsidiary to, preserve intact the business organization of the Company and each of the Company Subsidiaries, to keep available the services of the present officers and key employees of the Company and the Company Subsidiaries, and to preserve the good will of customers, suppliers and all other persons having business relationships with the Company and the Company Subsidiaries. Without limiting the generality of the foregoing, and except as otherwise contemplated by this Agreement or disclosed in the Company Disclosure Letter, prior to the Effective Time, the Company will not, and will not permit any Company Subsidiary to, without the prior written consent of the Parent:
            (a) adopt any amendment to the Company Charter Documents or the comparable organizational documents of any Company Subsidiary;

                     (b) except for issuances of capital stock of Company Subsidiaries to the Company or a wholly owned Company Subsidiary, issue, reissue or sell, or authorize the issuance, reissuance or sale of (i) additional shares of capital stock of any class, or securities convertible into capital stock of any class, or any rights, warrants or options to acquire any convertible securities or capital stock, other than the issue of Company Shares, in accordance with the terms of the instruments governing such issuance as in effect on the date hereof and described in Section 3.3(b) of the Company Disclosure Letter, and pursuant to the exercise of Company Stock Options outstanding on the date hereof, or (ii) any other securities in respect of, in lieu of, or in substitution for, Company Shares outstanding on the date hereof;

                    (c) declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any class or series of its capital stock other than between the Company and any wholly owned Company Subsidiary;

                    (d) split, combine, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem or purchase or otherwise acquire, any shares of its capital stock, or any of its other securities;

                    (e) except for increases in salary, wages and benefits of officers or employees of the Company or the Company Subsidiaries in the ordinary course of business and consistent with past practice, increase the compensation or fringe benefits payable or to become payable to its directors, officers or employees (whether from the Company or any Company Subsidiaries), or pay any benefit not required by any existing plan or arrangement (including the granting of stock options, stock appreciation rights, shares of restricted stock or performance units) or grant any severance or termination pay to (except pursuant to existing agreements, plans or policies), or enter into any employment or severance agreement with, any director, officer or other employee of the Company or any Company Subsidiaries or establish, adopt, enter into, or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, savings, welfare, deferred compensation, employment, termination, severance or other employee benefit plan, agreement, trust, fund, policy or arrangement for the benefit or welfare of any directors, officers or current or former employees, except in each case to the extent required by applicable Law; provided, however, that nothing in this Agreement will be deemed to prohibit the payment of benefits as they become payable;

                   (f) except in connection with the Pending Transactions, acquire, sell, lease, license, transfer, pledge, encumber, grant or dispose of (whether by merger, consolidation, purchase, sale or otherwise) any assets, including capital stock of Company Subsidiaries (other than the acquisition and sale of inventory or the disposition of used or excess equipment and the purchase of raw materials, supplies and equipment, in either case in the ordinary course of business consistent with past practice), or enter into any material commitment or transaction outside the ordinary course of business, other than transactions between a wholly owned Company Subsidiary and the Company or another wholly owned Company Subsidiary;

                     (g) (i) incur, assume or prepay any long-term indebtedness or incur or assume any short-term indebtedness (including, in either case, by issuance of debt securities), except that the Company and the Company Subsidiaries may (x) incur or prepay indebtedness in the ordinary course of business consistent with past practice under existing lines of credit and (y) assume or incur indebtedness in connection with the consummation of the Pending Transactions (so long as such assumed indebtedness was not created in contemplation of such Pending Transaction and such incurred or assumed indebtedness is repayable at any time without penalty or premium and is consented to by Parent), (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except in the ordinary course of business, or
(iii) make any loans, advances or capital contributions to, or investments in, any other person except in the ordinary course of business and except for loans, advances, capital contributions or investments between any wholly owned Company Subsidiary; or

                  (h) terminate, cancel or request any material change in, or agree to any material change in any Contract which is material to the Company and the Company Subsidiaries taken as a whole, or enter into any Contract which would be material to the Company and the Company Subsidiaries taken as a whole, in either case other than in connection with Pending Transactions or in the ordinary course of business consistent with past practice; or make any capital expenditure, other than capital expenditures in connection with the Pending Transactions or that are made in the ordinary course of business consistent with past practice;

                  (i) take any action with respect to accounting policies or procedures, other than actions in the ordinary course of business and consistent with past practice or as required pursuant to applicable Law or GAAP;

                  (j) waive, release, assign, settle or compromise any material rights, claims or litigation;

                  (k) make any Tax election (except elections under Section 85(1) of the Income Tax Act (Canada) with respect to transfers of assets among Company Subsidiaries) or settle or compromise any material federal, state, local or foreign income Tax liability;

                  (l) amend or waive or agree to amend or waive any provision of that certain agreement, dated the date of this Agreement, between BET Associates, L.P. and the Company, referred to in Section 6.2(i) of this Agreement; or

                  (m) authorize or enter into any formal or informal binding written or other agreement or otherwise make any binding commitment to do any of the foregoing.

          Section 5.2 Certain Interim Operations Of The Parent. The Parent covenants and agrees that, except as expressly provided in this Agreement, during the term of this Agreement, without the prior written consent of the Company, the Parent will not, and will cause the Parent Subsidiaries not to:

                 (a) unless an appropriate adjustment is concurrently made to the Exchange Ratio in accordance with Section 2.4 of this Agreement directly or indirectly, split, combine or reclassify the outstanding the Parent Common Stock; or

                  (b) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock other than dividends or other distributions paid by any Parent Subsidiary to the Parent or other Parent Subsidiaries.

          Section 5.3 Other Actions. During the period from the date hereof to the Effective Time, the Company and the Parent shall not, and shall not permit any of their respective subsidiaries to, take any action that would, or that would reasonably be expected to, result in any of the conditions to the Merger set forth in Article 6 hereof not being satisfied or satisfaction thereof being delayed.

          Section 5.4 Notification Of Certain Matters. The Parent and the Company shall promptly notify each other of (a) the occurrence or non-occurrence of any fact or event which would reasonably be expected (i) to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time, (ii) to cause any covenant, condition or agreement hereunder not to be complied with or satisfied in all material respects or (iii) to result in, in the case of Parent, a Material Adverse Effect on the Parent; and, in the case of the Company, a Material Adverse Effect on the Company, (b) any failure of the Company or the Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder in any material respect; provided, however, that no such notification shall affect the representations or warranties of any party or the conditions to the obligations of any party hereunder, (c) any notice or other material communications from any Governmental Entity in connection with the transactions contemplated by this Agreement and (d) the commencement of any suit, action or proceeding that seeks to prevent or seek damages in respect of, or otherwise relates to, the consummation of the transactions contemplated by this Agreement.

         Section 5.5    Proxy Statement .

                 (a) As promptly as practicable after the execution of this Agreement, the Parent and the Company shall jointly prepare and file with the SEC a single document that will constitute (i) the proxy statement of the Company relating to the special meeting of the Company's stockholders (the "COMPANY STOCKHOLDERS MEETING") to be held to consider approval and adoption
----------------------------
of this Agreement and the Merger and (ii) the registration statement on Form S-4 of the Parent (together with all amendments thereto, the "REGISTRATION STATEMENT"), in connection with the
                         ----------------------
registration under the Securities Act of the Parent Common Stock to be issued to the stockholders of the Company in connection with the Merger and the prospectus included in the Registration Statement (such single document, together with any amendments thereof or supplements thereto, the "PROXY STATEMENT").
                                                ----------------
Substantially contemporaneously with the filing of thedefinitive Proxy Statement with the SEC, copies of the definitive Proxy Statement shall be provided to the Amex and the Nasdaq. The Parent and the Company each shall use its reasonable best efforts to cause the Registration Statement to become effective as promptly as practicable, and, prior to the effective date of the Registration Statement (the "REGISTRATION STATEMENT EFFECTIVE DATE"), the Parent shall take all or any
      --------------------------------------
action required under any applicable Law in connection with the issuance of Parent Common Stock pursuant to the Merger. The Parent or the Company, as the case may be, shall furnish all information concerning the Parent or the Company as the other party may reasonably request in connection with such actions and the preparation of the Proxy Statement. As promptly as practicable after the Registration Statement Effective Date, the proxy statement[s] and prospectus included in the Proxy Statement (collectively, the "PROXY MATERIALS") will be
                                                    ---------------
mailed to the stockholders of the Company. The Parent and the Company shall cause the Proxy Statement to comply as to form and substance in all material respects with the applicable requirements of (i) the Exchange Act, including Sections 14(a) and 14(d) thereof and the respective regulations promulgated thereunder, (ii) the Securities Act, (iii) the rules and regulations of the Amex and the Nasdaq and (iv) the BCA.

                 (b) The Proxy Statement shall include the unanimous and unconditional recommendation of the Board of Directors of the Company to the stockholders of the Company that they vote in favor of the adoption of this Agreement and the Merger, except to the extent that the Board of Directors of the Company shall have withdrawn or modified its approval or recommendation of this Agreement or the Merger and terminated this Agreement in accordance with Sections 5.8(c) and 7.1(g).

                (c) No amendment or supplement to the Proxy Statement will be made without the approval of each of the Parent and the Company, which approval shall not be unreasonably withheld or delayed. Each of the Parent and the Company will advise the other, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC or the Amex or the Nasdaq for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information.

                (d) The information supplied by the Company for inclusion in the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Materials (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, (iii) the time of the

Company Stockholders' Meeting, and (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated in the Proxy Statement or necessary in order to make the statements in the Proxy Statement not misleading. If at any time prior to the Effective Time any event or circumstance relating to the Company or any Company Subsidiary, or their respective officers or directors, should be discovered by the Company that should be set forth in an amendment or a supplement to the Proxy Statement, the Company shall promptly inform the Parent. All documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated hereby will comply as to form and substance in all material respects with the applicable requirements of the BCA, the Securities Act and the Exchange Act.

                     (e) The information supplied by the Parent for inclusion in the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Materials (or any amendment of or supplement to the Proxy Materials) are first mailed to the stockholders of the Company, (iii) the time of the Company Stockholders Meeting, and (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated in the Proxy Statement or necessary in order to make the statements in the Proxy Statement not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to the Parent or any Parent Subsidiary, or their respective officers or directors, should be discovered by the Parent that should be set forth in an amendment or a supplement to the Proxy Statement, the Parent shall promptly inform the Company. All documents that the Parent is responsible for filing in connection with the transactions contemplated by this Agreement will comply as to form and substance in all material aspects with the applicable requirements of the BCA, the Securities Act and the Exchange Act.

          Section 5.6    Stockholders' Meeting.

          The Company shall call and hold the Company Stockholders Meeting as promptly as practicable after the Registration Statement Effective Date for the purpose of voting upon the adoption of this Agreement and the Parent and the Company will cooperate with each other to cause the Company Stockholders Meeting to be held as soon as practicable following the mailing of the Proxy Materials to the stockholders of the Company. The Company shall use its reasonable best efforts (through its agents or otherwise) to solicit from its stockholders proxies in favor of the adoption of this Agreement, and shall take all other action necessary or advisable to secure the Requisite Company Vote, except to the extent that the Board of Directors of the Company determines in good faith that doing so would cause the Board of Directors of the Company to breach its fiduciary duties to the Company's Stockholders under applicable Law after receipt of advice from independent legal counsel (which may be the Company's regularly engaged independent legal counsel).

          Section 5.7    Access To Information; Confidentiality.

                  (a) Except as required under any confidentiality agreement or similar agreement or arrangement to which the Parent or the Company or any of their respective subsidiaries is a party or under applicable Law or the regulations or requirements of any securities exchange or quotation service or other self regulatory organization with whose rules the parties are required to comply, from the date of this Agreement to the Effective Time, the Parent and the Company shall (and shall cause their respective subsidiaries to): (i) provide to the other (and its officers, directors, employees, accountants, consultants, legal counsel, financial advisors, investment bankers, agents and other representatives (collectively, "REPRESENTATIVES")) access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of the other and its subsidiaries and to the books and records thereof; and (ii) furnish promptly such information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of the other party and its subsidiaries as the other party or its Representatives may reasonably request. No investigation conducted under this
Section 5.7 shall affect or be deemed to modify any representation or warranty made in this Agreement.

                  (b) The parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement, dated March 26, 1999 (the "CONFIDENTIALITY
                                                                ---------------
AGREEMENT"), between Spectrasite Communications, Inc. and the Company with
---------
respect to the information disclosed under this Section 5.7.

          Section 5.8    No Solicitation.

                  (a) From the date hereof until the termination of this Agreement, except as permitted hereby, the Company shall not, nor shall it permit any Company Subsidiary, or any officer, director, employee, agent or representative of the Company or a Company Subsidiary (including, without limitation, any investment banker, attorney or accountant retained by the Company or a Company Subsidiary), to, directly or indirectly, (i) initiate, solicit or knowingly encourage any inquiries, offers or proposals that constitute, or would reasonably be expected to lead to, a proposal or offer for
(x) any merger, consolidation, share exchange, recapitalization, business combination or similar transaction, (y) any sale, lease, exchange, mortgage, transfer or other disposition, in a single transaction or series of related transactions, of assets representing 20% or more of the assets of the Company and the Company Subsidiaries, taken as a whole, or (z) sale of shares of capital stock representing, individually or in the aggregate, 20% or more of the voting power of the Company other than to the Company or a Company Subsidiary, including, without limitation, by way of a tender offer or exchange offer by any person (other than the Company or a Company Subsidiary) for shares of capital stock representing 20% or more of the voting power of the Company (any of the foregoing inquiries, offers or proposals being referred to in this Agreement as an "ACQUISITION PROPOSAL"), (ii) engage in negotiations or discussions
    --------------------
concerning, or provide to any person or
entity any information or data relating to the Company or any Company
Subsidiary for the purposes of making, or take any other action to facilitate, any Acquisition Proposal, (iii) agree to, approve or recommend any Acquisition Proposal or (iv) take any other action materially inconsistent with the obligations and commitments assumed by the Company pursuant to this Section 5.8; provided, however, that, subject to the Company's compliance with this Section 5.8, nothing contained in this Agreement shall prevent the Company or its Board of Directors from, prior to receipt of the Requisite Company Vote, (A) entering into a definitive agreement providing for the implementation of a Superior Proposal (as defined below) if the Company or the Board of Directors is simultaneously terminating this Agreement pursuant to Section 7.1(g), (B) furnishing non-public information to, entering into customary confidentiality agreements with, or entering into discussions or negotiations with, any person or entity in connection with an unsolicited bona fide written Acquisition Proposal to the Company or its stockholders, if the Board of Directors of the Company, by action of a majority of the entire Board of Directors of the Company, determines in good faith after consultation with the Company Financial Advisor or other nationally-recognized independent financial advisors that such Acquisition Proposal, if accepted, constitutes, or is reasonably likely to lead to, a Superior Proposal or (C) taking and disclosing to its stockholders a position with respect to such Acquisition Proposal contemplated by Rule 14e-2(a) promulgated under the Exchange Act or making any other public disclosure that, in the opinion of the Company's counsel, is required by or advisable under applicable Law, provided, further, that except as otherwise permitted in this
Section 5.8, the Company does not withdraw or modify, or propose to withdraw or modify, its position with respect to the Merger or approve or recommend, or propose to approve or recommend, an Acquisition Proposal. For purposes of this Agreement, "SUPERIOR PROPOSAL" means a bona fide written Acquisition Proposal on
            -----------------
terms which a majority of the members of the Board of Directors of the Company determine in their good faith judgment (after consultation with the Company Financial Advisor or other nationally-recognized independent financial advisors) and after taking into account all legal, financial, regulatory and other material aspects of the Acquisition Proposal, and the person making the proposal, to be more favorable from a financial point of view to the Company's stockholders than the Merger, and for which the Board of Directors of the Company determines in their good faith judgment (after such consultation) that financing, to the extent required, is then committed or reasonably likely to be available. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing, and will promptly inform the individuals or entities referred to in the first sentence of this Section 5.8(a) of the obligations undertaken in this Section 5.8(a). For purposes of this Agreement, an Acquisition Proposal shall not be deemed to exist solely as a result of a person filing a report on Schedule 13G to report ownership of the Company Common Stock.

                 (b) The Company shall (i) promptly notify the Parent orally and in writing after receipt by the Company (or its advisors) of any Acquisition Proposal or any inquiries indicating that any person is considering making or wishes to make, or which would reasonably be expected to lead to, an Acquisition Proposal, including the material terms and conditions thereof and, subject to the fiduciary duties of the Board of Directors of the Company under applicable law, the identity of the person making it, (ii) promptly notify the Parent orally and in writing after receipt of any request for non-public information relating to it or any of the Company Subsidiaries or for access to its or any of the Company Subsidiaries' properties, books or records by any person that, to the Company's knowledge, may be considering making, or has made, an Acquisition Proposal, (iii) receive from any person who may make or has made an Acquisition Proposal and that requests non-public information relating to the Company and/or any Company Subsidiary, an executed confidentiality letter in reasonably customary form and containing terms that are as stringent in all material respects as those contained in the Confidentiality Agreement prior to delivery of any such non-public information, and (iv) keep the Parent advised on a prompt basis of the status of any such Acquisition Proposal, indication or request (including any material changes to the terms and conditions of any Acquisition Proposal).


                  (c) The Company Board will not withdraw or modify, or propose to withdraw or modify, in any manner adverse to Parent, its approval or recommendation of this Agreement or the Merger except in connection with a Superior Proposal and then only upon or after the termination of this Agreement pursuant to Section 7.1(g).

             Section 5.9    Employee Benefits Matters.

             (a) In the event that any employee of the Company or a Company Subsidiary is at any time after the Effective Time transferred to the Parent or any affiliate of the Parent or becomes a participant in an employee benefit plan, program or a arrangement maintained by or contributed to by the Parent or any affiliate of the Parent, the Parent shall cause such plan, program or arrangement to treat the prior service of such employee with the Company and the Company Subsidiaries, to the extent prior service is generally recognized, as service rendered to the Parent or such affiliates for purposes of eligibility and vesting. The Parent shall cause to be waived any pre-existing condition limitation under its welfare plans that might otherwise apply to such employee. The Parent agrees to recognize (or cause to be recognized) the dollar amount of all expenses incurred by such employees during the calendar year in which the Effective Time occurs for purposes of satisfying the calendar year deductibles and co-payment limitations for such year under the relevant benefit plans of the Parent and the Parent Subsidiaries.

             (b) Promptly following the Effective Time, Parent shall take all actions reasonably necessary to cause the shares of Parent Common Stock issuable upon exercise of the Converted Stock Options to be registered under the Securities Act.

         Section 5.10   Directors' And Officers' Indemnification And Insurance.

                 (a) The Parent agrees that all rights to indemnification now existing in favor of any employee, agent, director or officer of the Company and the Company Subsidiaries as provided in their respective charters or by-laws as in effect on the date hereof shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time; provided that in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims.


                 (b) The Parent agrees that the Company and, from and after the Effective Time, the Surviving Corporation shall cause to be maintained in effect for not less than three years from the Effective Time the current policies of the directors' and officers' liability insurance maintained by the Company; provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous; and provided, further, that the Surviving Corporation shall not be required to pay an annual premium in excess of 125% of the last annual premium paid by the Company prior to the date hereof and if the Surviving Corporation is unable to obtain the insurance required by this Section 5.10(b) it shall obtain as much comparable insurance as possible for an annual premium equal to such maximum amount.

         Section 5.11   Letters Of Accountants.

                 (a) The Company shall use its reasonable best efforts to cause to be delivered to the Parent "comfort" letters of PricewaterhouseCoopers LLP, the Company's independent public accountants, dated and delivered on the Registration Statement Effective Date and as of the Effective Time, and addressed to the Parent and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with transactions contemplated hereby.

                 (b) The Parent shall use its reasonable best efforts to cause to be delivered to the Company "comfort" letters of Ernst & Young LLP, the Parent's independent public accountants, dated and delivered the Registration Statement Effective Date and as of the Effective Time, and addressed to the Company and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with transactions contemplated hereby.

         Section 5.12 Reasonable Best Efforts. Subject to the terms and conditions provided in this Agreement and to applicable legal requirements, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, in the case of the Company, consistent with the fiduciary duties of the Company's Board of Directors, and to assist and cooperate with the other parties hereto in doing, as promptly as practicable, all things necessary, proper or advisable under applicable laws and regulations to ensure that the conditions set forth in Article 6 are satisfied and to consummate and make effective the transactions contemplated by this Agreement. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, including the execution of additional instruments, the proper officers and directors of each party to this Agreement shall take all such necessary action.

          Section 5.13 Consents; Filings; Further Action.

               (a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable best efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Merger and the other transactions contemplated hereby,
(ii) obtain from Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by the Parent or the Company or any of their subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby, (iii) make all necessary filings, and thereafter make any other submissions either required or deemed appropriate by each of the parties, with respect to this Agreement and the Merger and the other transactions contemplated hereby required under (A) the Securities Act, the Exchange Act, any other applicable federal or Blue Sky Laws and applicable Canadian securities laws, (B) the HSR Act and Competition Act (Canada), (C) the BCA, (D) any other applicable Law, (E) the Communications Act and (F) the rules and regulations of the Amex, the Nasdaq and the Bureau of Land Management. The parties hereto shall cooperate and consult with each other in connection with the making of all such filings, including by providing copies of all such documents to the nonfiling party and its advisors prior to filing, and none of the parties will file any such document if any of the other parties shall have reasonably objected to the filing of such document. No party to this Agreement shall consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the Merger and the other transactions contemplated hereby at the behest of any Governmental Entity without the consent and agreement of the other parties to this Agreement, which consent shall not be unreasonably withheld or delayed.

               (b) Without limiting the generality of Section 5.13(a), each party hereto shall promptly inform the others of any material communication from the Federal Trade Commission, the Department of Justice or any other domestic or foreign government or governmental or multinational authority regarding any of the transactions contemplated by this Agreement. If any party or any affiliate thereof receives a request for additional information or documentary material from any such government or authority with respect to the transactions contemplated by this Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. Nothing in this Section
5.13 shall require, or be construed to require, the Parent or the Company, in connection with the receipt of any regulatory approval, to proffer to, or agree to (A) sell or hold separate and agree to sell, divest or to discontinue to or limit, before or after the Effective Time, any assets, businesses, or interest in any assets or businesses of the Parent, the Company or any of their respective affiliates (or to the consent to any sale, or agreement to sell, or discontinuance or limitation by the Parent or the Company, as the case may be, of any of its assets or businesses) or (B) agree to any conditions relating to, or changes or restriction in, the operations of any such asset or businesses which, in either case, would reasonably be expected to result in a Material Adverse Effect on the Parent or a Material Adverse Effect on the Company or to materially and adversely impact the economic or business benefits to such party of the transactions contemplated by this Agreement.

          Section 5.14 Plan of Reorganization. This Agreement is intended to constitute a "plan of reorganization" within the meaning of Section 1.368-2(g) of the income tax regulations promulgated under the Code. From and after the date of this Agreement and until the Effective Time, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not, without the prior written consent of the parties hereto, knowingly take any actions or cause any actions to be taken which could prevent the Merger from qualifying, as a reorganization under the provisions of Section 368(a) of the Code. Following the Effective Time, and consistent with any such consent, none of the Surviving Corporation, the Parent or any of their affiliates shall knowingly take any action or knowingly cause any action to be taken which would cause the Merger to fail to so qualify as a reorganization under Section 368(a) of the Code.

          Section 5.15 Public Announcements. The initial press release concerning the Merger shall be a joint press release and, thereafter, the Parent and Merger Sub and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any of the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation, except to the extent required by applicable Law or the requirements of the Amex or the Nasdaq, in which case the issuing party shall use its reasonable best efforts to consult with the other parties before issuing any such release or making any such public statement.

          Section 5.16 Obligations of Merger Sub. The Parent shall take all actions necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and subject to the conditions set forth in this Agreement.

          Section 5.17 Stock Exchange Listings And De-listings. The Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the Nasdaq, subject to official notice of issuance, prior to the Effective Time. The parties shall use their reasonable best efforts to cause the Surviving Corporation to cause the Company Common Stock to be de-listed from the Amex and de-registered under the Exchange Act as soon as practicable following the Effective Time.

          Section 5.18 Expenses. Except as otherwise provided in Section 7.5(b), whether or not the Merger is consummated, all Expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated hereby shall be paid by the party incurring such Expense, except that Expenses incurred in connection with the filing fee for the Proxy Statement and printing and mailing the Proxy Materials and the filing fee under the HSR Act shall be shared equally by the Parent and the Company.

          Section 5.19 Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated hereby, each of the Parent and the Company and its board of directors shall, subject to their fiduciary duty under applicable law, grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

          Section 5.20 Control of the Company's and Parent's Operations. Nothing contained in this Agreement shall give the Parent or the Company, directly or indirectly, rights to control or direct the other party's operations prior to the Effective Time.

          Section 5.21 Affiliates. Within 30 days after the date of this Agreement, (a) the Company shall deliver to the Parent a letter identifying all persons who may be deemed to be affiliates of the Company under Rule 145 of the Securities Act as of the record date for the Company Stockholders Meeting, including, without limitation, all of its directors and executive officers (the "Rule 145 Affiliates") and (b) the Company shall advise the persons identified
 -------------------
in such letter of the resale restrictions imposed by applicable securities laws and shall use commercially reasonable efforts to obtain from each person identified in such letter a written agreement, substantially in the form of Exhibit B hereto (a "Rule 145 Affiliate Agreement").
                     ----------------------------

          Section 5.22 Merger Sub Charter Documents. The Parent shall not, without the prior written consent of the Company (which consent shall not be unreasonably withheld), amend the articles of incorporation or by-laws of the Merger Sub prior to the Closing.

          SECTION 5.23 Corporate Matters. At the Effective Time, Parent shall enter into employment agreements with Calvin J. Payne and S. Roy Jeffrey in the forms attached hereto as Exhibit C and D (the "Employment agreements"). Pursuant
                                               ---------------------
to the terms of the Employment Agreements, Calvin Payne shall hold the position of Executive Vice President -- Construction Operations and S. Roy Jeffrey shall hold the position of Vice President -- Canadian Region, respectively, of the Parent. The authority, duties and responsibilities of Messrs. Payne and Jeffrey shall be as set forth in the Employment Agreements.

          Section 5.24 Jovin. The Company will (i) use its reasonable best efforts to enter into agreements prior to the Effective Time with each of the holders (the "Exchangeable holders") of Class B Shares (the "Exchangeable
              -----------------------                        -----------
Shares") of Westower Acquisitions Canada Inc. ("Acquisitions Canada"), in form
------                                          --------------------
and substance reasonably satisfactory to the Parent, pursuant to which each Exchangeable Holder shall have agreed that a Canadian subsidiary of the Company other than Acquisitions Canada shall have the right (the "call right") to
                                                          ----------
purchase any Exchangeable Shares tendered for conversion or redemption by delivering to the holder of such shares the same number and class of securities which would otherwise have been exchangeable by Acquisitions Canada for such Exchangeable Shares on conversion or exchange, as the case may be, and (ii) cause the Call Right to be exercised in the event that any Exchangeable Shares are tendered for conversion prior to the Effective Time.

                                   ARTICLE 6

                                  CONDITIONS

          Section 6.1 COnditions To Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger and consummate the other transactions contemplated hereby to be consummated on the Closing Date is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

                  (a) Stockholder Approval. This Agreement and consummation of the Merger shall have been duly approved by holders of outstanding Company Shares by the Requisite Company Vote.

                  (b) Listing. The shares of Parent Common Stock issuable to the Company's stockholders pursuant to this Agreement shall have been authorized for listing on the Nasdaq upon official notice of issuance.

                 (c) HSR Act. The waiting period applicable to the consummation of the Merger under the HSR Act and, if applicable, the Competition Act (Canada) shall have expired or been terminated.

                 (d) Litigation. No court or Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law, order injunction or decree (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger or the other transactions contemplated hereby or that, individually or in the aggregate with all other such Laws, orders injunctions or decrees, would reasonably be expected to result in a Material Adverse Effect on the Parent or a Material

Adverse Effect on the Company, and no Governmental Entity shall have instituted any proceeding or threatened to institute any proceeding seeking any such Law, order injunction or decree.

                  (e) Registration Statement. The Registration Statement shall have become effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or be threatened by the SEC.
                 (f) Accountants' Letters. The Parent and the Company shall have received the "comfort" letters described in Section 5.11.

                 (g) Blue Sky Approvals. The Parent shall have received all state securities and "blue sky" permits and approvals necessary to consummate the transactions contemplated hereby.

             Section 6.2 Conditions To Obligations Of The Parent And Merger Sub. The obligations of each of the Parent and Merger Sub to effect the Merger and consummate the other transactions contemplated hereby to be consummated on the Closing Date are also subject to the satisfaction or waiver by the Parent at or prior to the Effective Time of the following conditions:

                 (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of the Company set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date, except to the extent the representation or warranty is expressly limited by its terms to another date, and the Parent shall have received a certificate (which certificate may be qualified by knowledge to the same extent as the representations and warranties of the Company contained in this Agreement are so qualified) signed on behalf of the Company by an executive officer of the Company to such effect.

                 (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

                 (c) Material Adverse Effect. Since the date of this Agreement, there shall have been no Material Adverse Effect on the Company and the Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

                 (d) Consents Under Agreements. The Company shall have obtained the consent, approval or waiver of each person whose consent, approval or waiver shall be required in order to consummate the transactions contemplated by this Agreement, except those for which the failure to obtain such consent, approval or waiver, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect on the Company.

                 (e) Tax Opinion. The Parent shall have received the opinion of Paul, Weiss, Rifkind, Wharton & Garrison, special counsel to the Parent, dated the Closing Date, based upon representation letters and certificates substantially in the form previously agreed upon by the Parent and the Company, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

                 (f) Exercise of Warrants. Each of (x) the stock purchase warrant, dated as of May 11, 1998, issued to BET Associates, L.P. and (y) any remaining unexercised stock purchase warrants issued pursuant to that certain Underwriters' Warrant Agreement, dated as of October 20, 1997, by and among the Company and National Securities Corporation, as representative for several underwriters, shall have been exercised in full by the holders thereof to purchase shares of Company Common Stock prior to the Effective Time or through cashless exercise, and the Parent shall have received evidence of such exercise reasonably satisfactory in form and substance to Parent.

                 (g) Bank Consent. All required authorizations, consents or approvals of the lenders required by the Credit Agreement, dated as of April 20, 1999, among Parent, Spectrasite Communications, Inc., CIBC Oppenheimer Corp., Credit Suisse First Boston and the other parties thereto to permit the consummation of the Merger shall have been obtained.

                 (h) Governmental Consents. Other than the filing provided for in Section 1.3, all notices, reports and other filings required to be made prior to the Effective Time by the Company or the Parent or any of their respective subsidiaries with, and all consents, registrations, approvals, permits and authorizations required to be obtained prior to the Effective Time by, the Company or the Parent or any of their respective subsidiaries from, any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby shall have been made or obtained (as the case may be).

                 (i) Senior Subordinated Notes. The Company's $15,000,000 principal amount 7% Convertible Senior Subordinated Notes due April 30, 2007 shall have been surrendered for prepayment and cancellation in accordance with the terms and conditions set forth in that certain agreement, dated the date of this Agreement, between BET Associates, L.P. and the Company.

                 (j) Stockholder Loans. All loans and other advances made to stockholders, employees, officers or directors of the Company or any Company Subsidiary (excluding (x) loans between the Company and any Company Subsidiary or between two Company Subsidiaries and (y) loans and advances to employees for reasonable, travel, business and moving expenses in the ordinary course of business) shall have been repaid, and the Parent shall have received evidence of such repayment satisfactory in form and substance to Parent in its sole discretion.

                 (k) Cunningham. Tom T. Cunningham shall have waived, in form and substance reasonably satisfactory to Parent, his rights under Section 11 of that certain Employment Agreement, dated August 31, 1998, between Tom T. Cunningham and Standby Services, Inc., to terminate his employment with Standby Services, Inc. and receive certain severance benefits upon consummation of the Merger.

                 (l) Cord Earn-Out. The terms and provisions of Sections 2.1(c) and 2.3 of that certain Agreement and Plan of Merger, dated as of August 31, 1998, among the Company, Cord Communications, Incorporated, Cord Acquisition Co., Mark Beuchley, Seth Beuchley and Mark Reed shall have been amended, in form and substance reasonably satisfactory to Parent, to provide (x) that any additional shares of capital stock to be issued thereunder shall be shares of Parent Common Stock instead of shares of Company Common Stock and (y) for an appropriate adjustment to the number of additional shares of capital stock to be issued thereunder to give effect to the Exchange Ratio contemplated by this Agreement.

                 (m) Summit Earn-Out. The terms and provisions of Sections 2.1(a)(iii) and 2.1(b) of that certain Agreement and Plan of Merger, dated as of November 10, 1998, by and among the Company, Westower Summit Acquisition, LLC, Summit Communications, LLC and the Members of Summit Communications, LLC shall have been amended, in form and substance reasonably satisfactory to Parent, to provide (x) that any additional shares of capital stock to be issued thereunder shall be shares of Parent Common Stock instead of shares of Company Common Stock and (y) for an appropriate adjustment to the number of additional shares of capital stock to be issued thereunder to give effect to the Exchange Ratio contemplated by this Agreement.

                 (n) Dissenting Shares. Holders of not more than 5% of the outstanding shares of Company Common Stock shall have properly demanded appraisal rights for their shares under the BCA.

                 (o) Post-Closing Lock-Ups. Each of Calvin J. Payne and S. Roy Jeffrey shall have executed and delivered to the Parent lock-up agreements in the forms attached hereto as Exhibit E-1 and Exhibit E-2, respectively. Each of the persons listed on Exhibit F-1 hereto shall have executed and delivered to the Parent lock-up agreements in the form attached hereto as Exhibit F-2.

                 (p) Indentures. The Parent shall have obtained, if and to the extent required, all consents or approvals from the holders of notes issued by Parent pursuant to (x) the Indenture, dated as of June 26, 1998, as amended, between the Parent and United States Trust Company of New York, as trustee (the "2008 Indenture") and (y) the Indenture, dated as of April 20, 1999, between the
 --------------
Parent and United States Trust Company of New York, as trustee (the "2009
                                                                     ----
Indenture"), including, without limitation, the consent to any amendments to, or
---------
waivers of the provisions of, the 2008 Indenture and/or the 2009 Indenture to permit the transactions contemplated by this Agreement.

                 (q) Affiliates. The Parent shall have received from each Rule 145 Affiliate of the Company an executed copy of a Rule 145 Affiliate Agreement as contemplated by Section 5.21.

          Section 6.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger and consummate the other transactions contemplated hereby to be consummated on the Closing Date is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

                 (a) Representations and Warranties. The representations and warranties of each of the Parent and Merger Sub set forth in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of the Parent and Merger Sub set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date, except to the extent the representation or warranty is expressly limited by its terms to another date, and the Company shall have received a certificate (which certificate may be qualified by knowledge to the same extent as the representations and warranties of each of the Parent and Merger Sub contained in this Agreement are so qualified) signed on behalf of each of the Parent and Merger Sub by an executive officer of the Parent to such effect.

                 (b) Performance of Obligations of the Parent and Merger Sub. Each of the Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of the Parent and Merger Sub by an executive officer of the Parent to such effect.

                 (c) Material Adverse Effect. Since the date of this Agreement, there shall have been no Material Adverse Effect on the Parent and the Company shall have received a certificate signed on behalf of the Parent by an executive officer of the Parent to such effect.

                 (d) Tax Opinion. The Company shall have received the opinion of Morgan, Lewis & Bockius LLP, counsel to the Company, dated the Closing Date, based upon representation letters and certificates substantially in the form previously agreed upon by the Parent and the Company, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

            (e) Board Seat. The Parent shall have executed and delivered to Calvin J. Payne and S. Roy Jeffrey the letter agreement in the form attached hereto as Exhibit G regarding the Parent's Board of Directors.

                                   ARTICLE 7

                                  TERMINATION

          SECTION 7.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement, as follows:

                 (a) by mutual written consent of the Parent and the Company duly authorized by their respective boards of directors;

                 (b) by either the Parent or the Company, if the Effective Time shall not have occurred on or before December 31, 1999; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to the party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

                 (c) by either the Parent or the Company, if any order, injunction or decree preventing the consummation of the Merger shall have been entered by any court of competent jurisdiction or Governmental Entity and shall have become final and nonappealable;

                 (d) by the Parent or the Company, if this Agreement shall fail to receive the requisite vote for adoption at the Company Stockholders Meeting or any adjournment or postponement thereof;

                 (e) by the Parent, upon a breach of any material representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in either of Section 6.2(a) or 6.2(c) would not be satisfied (a "TERMINATING COMPANY BREACH"); provided, however, that, if such Terminating Company Breach is curable by the Company through the exercise of its reasonable best efforts and for so long as the

Company continues to exercise such reasonable best efforts, the Parent may not terminate this Agreement under this Section 7.1(e);

                 (f) by the Company, upon breach of any material representation, warranty, covenant or agreement on the part of the Parent set forth in this Agreement, or if any representation or warranty of the Parent shall have become untrue, in either case such that the conditions set forth in either of Section 6.3(a) or 6.3(c) would not be satisfied (a "Terminating Parent
                                                              ------------------
Breach"); provided, however, that, if such Terminating Parent Breach is curable
------
by the Parent through its reasonable best efforts and for so long as the Parent continues to exercise such reasonable best efforts, the Company may not terminate this Agreement under this Section 7.1(f); or

                 (g) by the Company, if prior to the Requisite Company Vote the Board of Directors of the Company shall have approved, and the Company shall concurrently enter into, a definitive agreement providing for the implementation of a Superior Proposal; provided, however, that (i) the Company is not then in breach of Section 5.8, (ii) the Company's Board of Directors shall have authorized the Company, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and the Company shall have notified the Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, (iii) during the two-business day period after the Company's notice, (A) the Company shall have offered to negotiate with (and, if accepted, negotiate with), and shall have caused its respective financial and legal advisors to have offered to negotiate with (and, if accepted, negotiate with) Parent to attempt to make such commercially reasonable adjustments in the terms and conditions of this Agreement as would enable the Company to proceed with the Merger and (B) the Board of Directors of the Company shall have concluded, after considering the results of such negotiations and the revised proposals made by the Parent, if any, that any Superior Proposal giving rise to the Company's notice continues to be a Superior Proposal; (iv) such termination is within five (5) business days following the two (2) business day period referred to above, and (v) no termination pursuant to this Section 7.1(g) shall be effective unless the Company shall simultaneously make the payment of the termination fee portion of the Termination Amount required by Section 7.5(b); provided, however, that such
                                               --------  -------
termination of this Agreement shall not relieve the Company of its obligation to pay the remainder of the Termination Amount.

          SEction 7.2 Effect of Termination. Except as provided in Section 8.2, in the event of termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of the Parent, Merger Sub or the Company or any of their respective Representatives, and all rights and obligations of each party hereto shall cease, subject to the remedies of the parties set forth in Sections 7.5(b) and (c); provided, however, that nothing in this Agreement shall relieve any party from liability for the wilful breach of any of its representations and warranties or the breach of any of its covenants or agreements set forth in this Agreement.

             SECTION 7.3 AMENDMENT. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided that, after the approval of this Agreement by the stockholders of the Company, no amendment may be made that would reduce the amount or change the type of consideration into which each Company Share shall be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

             SECTION 7.4 WAIVER. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties contained in this Agreement of any other party hereto or in any document delivered pursuant hereto, and (c) waive compliance with any agreement or condition of any other party hereto contained in this Agreement. Any waiver of a condition set forth in Section 6.1, or any determination that such a condition has been satisfied, will be effective only if made in writing by each of the Company and the Parent and, unless otherwise specified in such writing, shall thereafter operate as a waiver (or satisfaction) of such conditions for any and all purposes of this Agreement. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

             SECTION 7.5  EXPENSES FOLLOWING TERMINATION.

                    (a) Except as set forth in this Section 7.5, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid in accordance with the provisions of Section 5.18. For purposes of this Agreement, "EXPENSES" consist of all reasonable out-of-pocket expenses (including, all reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement and/or the Proxy Materials (as the case may be), the solicitation of stockholder approvals and all other matters related to the closing of the transactions contemplated hereby.

                    (b) The Company agrees that, if (i) the Company shall terminate this Agreement pursuant to Section 7.1(g) or (ii) the Parent or the Company shall terminate this Agreement pursuant to Section 7.1(d) due to the failure to obtain the approval of the Company's stockholders at the Company Stockholders' Meeting, the Company shall pay to Parent (x) within 5 business days after receipt of evidence of Parent's documented expenses following such termination if pursuant to Section 7.1(g), or on the date specified in the sentence before the penultimate sentence of this

Section 7.5(b) if pursuant to Section 7.1(d), an amount equal to Parent's documented Expenses in connection with this Agreement and the transactions contemplated hereby and (y) concurrently with such termination, if pursuant to
Section 7.1(g), or on the date specified in the sentence before the penultimate sentence of this Section 7.5(b) if pursuant to Section 7.1(d), a termination fee in the amount of $12 million (collectively, such Expenses and such fee, the Termination Amount"); provided, however, that the Company shall not be obligated to pay such Termination Amount to the Parent if this Agreement is terminated pursuant to Section 7.1(d) unless (i) at the time of the Company Stockholders Meeting in the case of termination pursuant to Section 7.1(d), the Company has received a bona fide alternative Acquisition Proposal from a third party or a third party has made or publicly announced its intention to make a bona fide Acquisition Proposal, in each case which has not been withdrawn prior to the Company Stockholders' Meeting, and (ii) within twelve months after the termination of this Agreement, the Company enters into a definitive agreement providing for an alternative Acquisition Proposal with any third party that will constitute a Change of Control or an alternative Acquisition Proposal that constitutes a Change of Control is consummated with any third party. If the Termination Amount becomes payable as a result of a termination pursuant to
Section 7.1(d), such Termination Amount shall be paid promptly (and in any event within five (5) days of receipt by Company of a written notice from Parent) following the earlier of the execution of such definitive agreement providing for an alternative Acquisition Proposal that will constitute a Change of Control or the consummation of an alternative Acquisition Proposal that constitutes a Change of Control, as the case may be. In addition, in the event the Company terminates this Agreement pursuant to Section 7.1(d) and at the time of the Company Stockholders Meeting the Company has received a bona fide alternative Acquisition Proposal from a third party or a third party has made or publicly announced its intention to make a bona fide Acquisition Proposal, in each case which has not been withdrawn prior to the Company Stockholders' Meeting, the Company shall promptly on demand reimburse all of the portion of the Termination Amount that constitutes Expenses and thereafter be obligated to pay the balance of the Termination Amount in the event such fee is payable pursuant to this
Section 7.5(b). Any payment required to be made pursuant to this Section 7.5(b) shall be made by wire transfer of immediately available funds to an account designated by Parent or by check if Parent fails to designate an account.

                    (c) Each of the Parent and the Company agrees that the payments provided for in Section 7.5(b) shall be the sole and exclusive remedy of the parties upon a termination of this Agreement pursuant to Section 7.1, and such remedy shall be limited to the payment stipulated in Section 7.5(b); provided, however, that nothing in this Agreement shall relieve any party from liability for the wilful breach of any of its representations and warranties or the breach of any of its covenants or agreements set forth in this Agreement.

                    (d) The Company acknowledges that the agreements contained in this Section 7.5 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Parent would not enter into this Agreement; accordingly, if the Company fails to pay promptly the Termination Amount, and, in order to obtain such payment, the Parent commences a suit which results in a judgment against the Company for the Termination Amount, the Company shall pay the Parent's Expenses in connection with such suit, together with interest on the amount of the Termination Amount at the prime rate of the Canadian Imperial Bank of Commerce in effect on the date such payment was required to be made. If the Parent commences such suit, and it results in a judgment for the Company, the Parent will pay the Company's expenses in connection with such suit.

                                   ARTICLE 8

                                 MISCELLANEOUS

             Section 8.1  Certain Definitions.  For purposes of this Agreement:

                    (a)  The term "affiliate," as applied to any person, means
                                   ---------
any other person directly or indirectly controlling, controlled by, or under common control with, that person. For the purposes of this definition, "CONTROL" (including, with correlative meanings, the terms "controlling," "controlled by"
                                                  -----------    -------------
and "under common control with"), as applied to any person, means the
     -------------------------
possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person, whether through the ownership of voting securities, by contract or otherwise.

                    (b)  The term "business day" means any day, other than
                                   ------------
Saturday, Sunday or a federal holiday, and shall consist of the time period from 12:01 a.m. through 12:00 midnight Eastern time. In computing any time period under this Agreement, the date of the event which begins the running of such time period shall be included except that if such event occurs on other than a business day such period shall begin to run on and shall include the first business day thereafter.

                  (c)  The term "Change of control" of the Company shall mean
                                 -----------------
such time as: (i) any person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) is or becomes the beneficial owner, directly or indirectly, of outstanding shares of capital stock of the Company, entitling such person or persons to exercise 30% or more of the total votes entitled to be cast at a regular or special meeting, or by action by written consent, of stockholders of the Company (the term "beneficial owner" shall be determined in accordance with Rule 13d-3, promulgated by the Securities Commission under the Exchange Act);
(ii) a majority of the Board of Directors of the Company shall consist of Persons other than Continuing Directors. The term "Continuing Director" shall mean any member of the Board of Directors of the Company on the date of this Agreement and any other member of the Board of Directors who shall be recommended or elected to succeed or become a Continuing Director by a majority of Continuing Directors who are then members of the Board of Directors of the Company; (iii) a recapitalization, reorganization, merger, consolidation or similar transaction, in each case, with respect to which all or substantially all the persons who were the respective beneficial owners of the outstanding shares of capital stock of the Company immediately prior to such recapitalization, reorganization, merger or consolidation, beneficially own, directly or indirectly, less than 50% of the combined voting power of the then outstanding shares of capital stock of the company resulting from such recapitalization, reorganization, merger, consolidation or similar transaction; or (iv) the sale or other disposition of all or substantially all the assets of the Company in one transaction or in a series of related transactions.

                    (d)   The term "including" means, unless the context clearly
                                    ---------
requires otherwise, including but not limited to the things or matters named or listed after that term.

                    (e)   The term "knowledge," as applied to the Company or the
                                    ---------
Parent, means the actual knowledge of any executive officer or director of the Company or the Parent, as the case may be.

                    (f)  The term "Lease" shall mean any lease of property,
                                   -----
whether real, personal or mixed, and all amendments thereto, and shall include without limitation all use or occupancy agreements.

                    (g)  The term "Pending Transactions" shall mean the pending
                                   --------------------
acquisitions and other transactions set forth in Section 8.1(f) of the Company Disclosure Letter.

                    (h)  The term "Permitted Liens" shall mean (a) Liens for
                                   ---------------
current Taxes not yet due and payable, (b) such imperfections of title, easements, encumbrances and mortgages or other Liens, if any, as are not, individually or in the aggregate, material in character, amount or extent and do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby, (c) Liens securing debt for borrowed money of the underlying fee owner where the Company or a Company Subsidiary or the Parent or a Parent Subsidiary, as the case may be, is a lessee, (d) levies not at the time due or which are being contested or good faith by appropriate proceedings and (e) mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days.

                    (i)   The term "person" shall include individuals,
                                    ------
corporations, limited and general partnerships, trusts, limited liability companies, associations, joint ventures, Governmental Entities and other entities and groups (which term shall include a "Group" as such term is defined
                                                 -----
in Section 13(d)(3) of the Exchange Act).

                    (j)   The term "Real Property" shall mean all of the fee
                                    -------------
estates and buildings and other fixtures and improvements thereon, leasehold interests, easements, licenses, rights to access, rights-of-way, and other real property interests which are owned or used by the Company or any Company Subsidiary or the Parent or any Parent Subsidiary, as the case may be, as of the date hereof, in the operations of the business of the Company and the Company Subsidiaries, plus such additions thereto and deletions therefrom arising in the ordinary course of business between the date hereof and the Closing Date.

                    (k)   The term "subsidiary" or "subsidiaries" means, with
                                    ----------      ------------
respect to the Parent, the Company or any other person, any entity of which the Parent, the Company or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, stock or other equity interests constituting 50% or more of the voting or economic interest in such entity.

             Section 8.2 Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement and in any certificate delivered under this Agreement shall terminate at the Effective Time or upon the termination of this Agreement under Section 7.1, as the case may be, except that the agreements set forth in Articles 1 and 2 and Sections 5.9, 5.10, 5.14 and 5.17 and this Article 8 shall survive the Effective Time, those set forth in Sections 5.7(b), 5.18, 7.2 and 7.5 and this Article 8 shall survive termination of this Agreement and those set forth in Section 5.15 shall survive for a period of one year after termination of this Agreement. Each party agrees that, except for the representations and warranties contained in this Agreement, the Company Disclosure Letter and the Parent Disclosure Letter, no party to this Agreement has made any other representations and warranties, and each party disclaims any other representations and warranties, made by itself or any of its officers, directors, employees, agents, financial and legal advisors or other Representatives with respect to the execution and delivery of this Agreement or the transactions contemplated by this Agreement, notwithstanding the delivery of disclosure to any other party or any party's representatives of any documentation or other information with respect to any one or more of the foregoing.

             Section 8.3 Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

             Section 8.4  Governing Law and Venue; Waiver of
Jury Trial.

                    (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES, EXCEPT THAT WASHINGTON LAW SHALL APPLY TO THE EXTENT
REQUIRED IN CONNECTION WITH THE EFFECTUATION OF THE

MERGER. The parties irrevocably submit to the jurisdiction of the federal courts of the United States of America located in the State of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated by this Agreement and by those documents, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement of this Agreement or of any such document, that it is not subject to this Agreement or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.5 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

                    (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDI-TIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.4.

             Section 8.5 NOTICES. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile:

                  if to the Parent or Merger Sub:

                  Spectrasite Holdings, Inc.
                  8000 Regency Parkway, Suite 570
                  Cary, NC 27511
                  Attention: Stephen H. Clark
                  Fax: (919) 468-8522

                  with copies to:

                  Paul, Weiss, Rifkind, Wharton & Garrison
                  1285 Avenue of the Americas
                  New York, New York 10019-6064
                  Attention:  Bruce A. Gutenplan, Esq.
                  Fax:  (212) 757-3990


                  if to the Company:

                  Westower Corporation
                  17886 55th Avenue
                  Surrey, BC V3S 6C8
                  Canada
                  Attention: Calvin J. Payne
                  Fax: (604) 576-4855

                  with copies to:

                  Morgan, Lewis & Bockius LLP
                  1701 Market Street
                  Philadelphia, Pennsylvania  19103-2921
                  Attention: Peter S. Sartorius, Esq.
                  Fax: (215) 963-5299

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

          Section 8.6 Entire Agreement. This Agreement (including any exhibits and annexes to this Agreement), the Company Disclosure Letter and the Parent Disclosure Letter constitute the entire agreement and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter of this Agreement.

          Section 8.7 No Third Party Beneficiaries. Except as provided in Sec-tion 5.10 this Agreement is not intended to confer upon any person other than the parties to this Agreement any rights or remedies under this Agreement.

          Section 8.8  Obligations of the Parent and of the Company.
Whenever this Agreement requires a Parent Subsidiary to take any action, that requirement shall be deemed to include an undertaking on the part of the Parent to cause that Parent Subsidiary to take that action. Whenever this Agreement requires a Company Subsidiary to take any action, that requirement shall be deemed to include an undertaking on the part of the Company to cause that Company Subsidiary to take that action and, after the Effective Time, on the part of the Surviving Corporation to cause that Company Subsidiary to take that action.

          Section 8.9 SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions of this Agreement. If any provision of this Agreement, or the application of that provision to any person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision and (b) the remainder of this Agreement and the application of the provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of the provision, or the application of that provision, in any other jurisdiction.

          Section 8.10 Interpretation. The table of contents and headings in this Agreement are for convenience of reference only, do not constitute part of Agreement and shall not be deemed to limit or otherwise affect any of the provisions of this Agreement. Where a reference in this Agreement is made to a section, exhibit or annex, that reference shall be to a section of or exhibit or annex to this Agreement unless otherwise indicated. Wherever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

          Section 8.11 Assignment. This Agreement shall not be assignable by operation of law or otherwise, except that the Parent may designate, by written notice to the Company, another Parent Subsidiary that is wholly owned directly or indirectly by the Parent to be merged with and into the Company in lieu of Merger Sub, in which event all references in this Agreement to Merger Sub shall be deemed references to such other Parent Subsidiary, and in that case, all representations and warranties made in this Agreement with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Parent Subsidiary as of the date of such designation.

          Section 8.12 Specific Performance. The parties to this Agreement agree that irreparable damage would occur in the event that any of the of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United

States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

           IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties to this Agreement as of the date first written above.

                               WESTOWER CORPORATION


                               By: /s/ Calvin J. Payne
                                  ------------------------
                               Name: Calvin J. Payne
                               Title: Chairman of the Board,  President
                                      and Chief Executive Officer


                               SPECTRASITE HOLDINGS, INC.



                               By: /s/ Stephen H. Clark
                                  -------------------------
                               Name:  Stephen H. Clark
                               Title: President and Chief
                                      Executive Officer


                               W ACQUISITION CORP


                               By: /s/ Stephen H. Clark
                                  -------------------------
                               Name:  Stephen H. Clark
                               Title: President